Exhibit 10.1

EXECUTION VERSION

Development, option and STOCK PURCHASE AGREEMENT

BY AND AMONG

alexion Pharmaceuticals, INC.,

caelum biosciences, Inc.,

The Sellers,

And fortress biotech, inc., as the representative

DATED AS OF January 30, 2019

i

ii

iii

iv

EXHIBIT A SECURITY HOLDERS

EXHIBIT STOCKHOLDERS AGREEMENT

EXHIBIT C WAIVER AND TERMINATION AGREEMENT

EXHIBIT D FORTRESS RESTRICTIVE COVENANT AGREEMENT

EXHIBIT E BUDGET

EXHIBIT F DEVELOPMENT PLAN

EXHIBIT G OPINION OF ALSTON & BIRD LLP

EXHIBIT H ACQUISITION SHARES

EXHIBIT I FORM OF ESCROW AGREEMENT

EXHIBIT J FORM OF ADOPTION AGREEMENT

EXHIBIT K FORM OF RELEASE

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development, option and STOCK PURCHASE AGREEMENT

This development, option and STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 30, 2019, by and among Alexion Pharmaceuticals, Inc., a Delaware Corporation (the “Buyer”), Caelum Biosciences, Inc., a Delaware corporation (the “Company”), the holders of the securities of the Company listed on Exhibit A and signatories hereto (collectively, the “Sellers”), and Fortress Biotech, Inc. (“Fortress”), in its capacity as the Representative.

RECITALS

A.           The Buyer desires to purchase from the Company and the Company desires to issue to the Buyer Class B Preferred Shares representing 19.9% of the Fully Diluted Capitalization for $30.0 million and on the terms and subject to the conditions of this Agreement (the “Stock Purchase Investment”).

B.           The Buyer and the Company desire to collaborate to develop the Company’s lead asset, CAEL-101 (mAb 11-1F4), a novel antibody for the treatment of patients with amyloid light chain amyloidosis (the “Product”).

C.           The Company desires and Buyer is willing to provide funding to the Company in an amount up to $30.0 million (the “Development Funding”) for the purpose of developing the Product, as consideration for which the Buyer desires and the Sellers are willing to provide the Buyer the Purchase Option (as defined herein) to consummate the Acquisition (as defined herein) on the terms and subject to the conditions of this Agreement (the Acquisition together with the Development Funding, the Stock Purchase Investment and the other transactions contemplated by this Agreement and the Ancillary Agreements (as defined herein), the “Transactions”).

D.           Concurrently with the execution and delivery of this Agreement, the Buyer, the Company and the Sellers have entered into that certain stockholders agreement, effective as of the Signing Date (as amended from time to time, the “Stockholders Agreement”) and attached as Exhibit B hereto, providing for certain agreements between Buyer, the Company and the Sellers.

E.           Concurrently with the execution and delivery of this Agreement, the Buyer, the Company and Fortress have entered into that certain waiver and termination agreement, effective as of the Signing Date (as amended from time to time, the “Waiver Agreement”) and attached as Exhibit C hereto, pursuant to which Fortress has agreed to terminate that certain Founders Agreement by and between the Company and Fortress dated January 1, 2017 (the “Founders Agreement”) and that certain Management Services Agreement by and between the Company and Fortress dated January 1, 2017 (the “MSA”), and to irrevocably waive certain payments otherwise due to it under the Founders Agreement and the MSA and any and all dividends, payable in cash or equity, under the terms of the Class A Preferred Shares of the Company.

F.           Concurrently with the execution and delivery of this Agreement, the Buyer and Fortress have entered into a restrictive covenant agreement, effective as of the Signing Date (as amended from time to time, the “Fortress Restrictive Covenant Agreement”), attached as Exhibit D hereto.

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G.           The parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Development Funding, the Stock Purchase Investment and the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the respective representations and warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article 1.
DEFINITIONS

For purposes of this Agreement, including the recitals, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accelerated BLA Approval”	The accelerated approval by the FDA of a biologic license application for the Product.

“Acquisition”	Defined in Section 4.1.

“Acquisition Closing”	Defined in Section 4.4.

“Acquisition Closing Purchase Price”	An amount equal to (i) the Baseline Purchase Price minus (ii) the Escrow Amount (iii) minus the Miscellaneous Transaction Expenses.

“Acquisition Shares”	Defined in Section 4.1.

“Adoption Agreement”	Defined in Section 9.7(b)(1).

“Affiliate”	With respect to any specified Person, any other Person that controls, is controlled by or is under common control with such Person (it being understood that a Person will be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly (i) has the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities of such other Person, through contract or otherwise or (ii) owns more than 50% of the voting securities of such other Person entitled to vote in the election of directors); provided that, for all purposes of this Agreement and the Ancillary Agreements, in no event shall the Company be deemed an Affiliate of the Buyer at any time prior to the Acquisition Closing.

“Agreement”	Defined in the Preamble.

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“Ancillary Agreements”	The Stockholders Agreement, Waiver Agreement, Fortress Restrictive Covenant Agreement, the Escrow Agreement (solely with respect to the Acquisition Closing), and any other agreement, certificate, instrument or document contemplated hereby and thereby, including each exhibit hereto and thereto.

“Applicable Closing”	Defined in Section 5.8.

“Baseline Purchase Price”	An amount equal to (i) $150,000,000 plus (ii) only in the event that the Company has received Accelerated BLA Approval prior to Acquisition Closing, the Supplemental Baseline Purchase Price.

“Bankruptcy Code”	Defined in Section 5.14(h).

“Broad Patient Population”	An FDA-approved indication that does not limit usage to the Mayo Stage 3b (a generally accepted patient staging criteria).

“Budget”	Defined in Section 2.1(a).

“Business Day”	Any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the State of Delaware.

“Buyer”	Defined in the Preamble.

“Buyer Indemnified Party”	Defined in Section 11.1.

“Cap”	Defined in Section 11.4(a).

“Change of Control”	The occurrence of any of the following events: (i) an acquisition of the relevant Person by another Person by means of any transaction or series of related transactions (including any reorganization, merger or consolidation but excluding any merger effected exclusively for the purpose of changing the domicile of the relevant Person), or (ii) a sale of all or substantially all of the assets of such Person, so long as in either case such Person’s stockholders of record immediately prior to such transaction will, immediately after such transaction, hold less than fifty percent (50%) of the voting power of the surviving or acquiring Person.

“Class A Preferred Shares”	Any shares of Class A Preferred Stock of the Company with a par value of $0.0001 per share, whether issued or not.

“Class B Preferred Shares”	Any shares of Class B Preferred Stock of the Company with a par value of $0.0001 per share, whether issued or not.

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“Clinical Trial”	A clinical study of a pharmaceutical product conducted on human subjects.

“COBRA”	The requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and any similar state law.

“Code”	The United States Internal Revenue Code of 1986, as amended.

“Columbia”	The Trustees of Columbia University in the City of New York.

“Columbia SPA”	Stock Purchase Agreement between Caelum Biosciences, Inc. and the Trustees of Columbia University in the City of New York dated December 30, 2016.

“Commercially Reasonable Efforts”	The use of such efforts and resources typically used by biopharmaceutical companies similar in size and scope to the Company for the development and commercialization of similar products to the Product at similar development stages.

“Common Shares”	Any shares of Common Stock of the Company with a par value of $0.0001 per share, whether issued or not.

“Company”	Defined in the Preamble.

“Company Assets”	All property, assets, rights, privileges, powers, franchises owned by, and all and every other interest of, the Company, including all Company Intellectual Property.

“Company Board”	The Board of Directors of the Company.

“Company Contract”	Any Contract to which the Company is a party or by which the Company (or any property or asset thereof) is bound.

“Company Employees”	The employees, officers, independent contractors, or directors of the Company.

“Company Employee Plan”	Any Company Plan which covers any current or former Company Employees.

“Company Intellectual Property”	All Owned Intellectual Property and Licensed Intellectual Property.

“Company Plan”	Any Plan or portion thereof (including any Liabilities thereof), covering Company Employees which is sponsored or maintained by the Company or Fortress, or to which the Company or Fortress contributes or is required to contribute, or for which the Company or Fortress has any Liability, including the Company’s 2017 Stock Incentive Plan.

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“Company’s Knowledge” or “Knowledge of the Company” or similar words	The actual knowledge of the Persons listed in Schedule 1.1 after due and reasonable investigation and inquiry; provided that to the extent that any such Person’s employment with the Company is terminated prior to the Acquisition Closing, any replacement employee thereof shall be deemed to be listed on Schedule 1.1 for purposes of the applicable representations made at the Acquisition Closing.

“Company Restricted Share”	Defined in Section 4.2.

“Company Securities”	Defined in Section 5.3(c).

“Company Shares”	Defined in Section 4.1.

“Confidential Intellectual Property”	All Know How and any other confidential, proprietary, non-public or sensitive Intellectual Property constituting Company Intellectual Property.

“Confidentiality Agreement”	Defined in Section 12.1.

“Contract”	Any oral or written agreement, arrangement, instrument, contract, undertaking, mortgage, note, indenture, lease, license or other understanding or obligation, including amendments thereto.

“Damages”	Any and all losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and disbursements, the cost of defending any claim, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance claim.

“DEA”	U.S. Drug Enforcement Agency or any successor agency thereto.

“Development Funding”	Defined in the Recitals.

“Development Plan”	Defined in Section 2.1(b).

“Direct Claim”	Defined in Section 11.3(d).

“Disclosure Schedule”	Defined in Article 5.

“Disputed Amounts”	Defined in Section 4.6(e).

“Earn-Out Payment”	Defined in Section 4.6(a).

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“Encumbrance”	Any mortgage, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignment, adverse claim, priority payment obligation, restriction or other encumbrance of any kind in respect of such asset, whether or not filed, recorded or perfected under applicable Legal Requirements (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but other than restrictions under applicable securities laws).

“Environmental Claim”	Defined in Section 5.12(a).

“Environmental Law”	Any Legal Requirement relating to (i) the protection of the environment or natural resources (including air, water vapor, surface water, soil, sediments, groundwater, drinking water supply, wastewater treatment, surface or subsurface land); or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, release or disposal of, Hazardous Substances.

“Environmental Permits”	Any permit, approval, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Environmental Law.

“ERISA”	The Employee Retirement Income Security Act of 1974, as amended, and all laws promulgated pursuant thereto or in connection therewith.

“Escrow Agent”	As defined in Section 4.5(a).

“Escrow Agreement”	As defined in Section 4.5(a).

“Escrow Amount”	An amount equal to ten percent (10%) of the Baseline Purchase Price, to be deposited with the Escrow Agent pursuant to the Escrow Agreement.

“Escrow Fund Release Amount”	Defined in Section 4.5(c).

“Escrow Funds”	The funds from time to time being held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

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“FDA”	United States Food and Drug Administration, or any successor agency thereto.

“FDCA”	Defined in Section 5.11.

“Financial Statements”	Defined in Section 5.4(a).

“Fortress”	Defined in the Preamble.

“Fortress Restrictive Covenant Agreement”	Defined in the Recitals.

“Founders Agreement”	Defined in the Recitals.

“Fully Diluted Capitalization”	The aggregate number of all shares of the Company’s capital stock (on an as-converted basis) issued and outstanding, assuming exercise, conversion, acceleration or exchange of all options (vested or unvested), RSUs (vested or unvested), Company Restricted Shares (vested or unvested), warrants and other convertible or exchangeable securities (including convertible notes, Class B Preferred Shares or any other shares of convertible preferred stock and any Company Restricted Shares), plus all shares of the Company’s capital stock, or derivatives thereof, authorized for issuance, but as yet unissued, under the Company’s 2017 Stock Incentive Plan as of the Signing Date.

“Fundamental Claim”	Defined in Section 11.4(c).

“Fundamental Representations”	The representation or warranties contained in Section 5.1 (Organization of the Company; Due Authorization), Section 5.3 (Capital Stock of the Company), Section 5.8 (Taxes), Section 5.14 (Intellectual Property), Section 5.17 (Regulatory Compliance), Section 7.1 (Organization of Seller), Section 7.4 (Title to Stock), and Section 7.6 (Brokers).

“Funding Payment”	Defined in Section 2.2(a).

“GAAP”	United States generally accepted accounting principles in effect from time to time.

“Governmental Authority”	Any foreign, federal, national, state, local, cantonal, municipal, international or multinational government, governmental, regulatory or administrative authority, agency or commission, any court, tribunal, or judicial or arbitral body of competent jurisdiction or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

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“Governmental Permits”	Any permit, approval, registration, certification, clearance, license or other authorization required by a Governmental Authority under or issued by a Governmental Authority pursuant to any applicable Legal Requirement, with the exception of Environmental Laws.

“Hazardous Substance”	Any waste, material, chemical or substance in any form that is regulated, controlled or defined as hazardous, toxic, or a pollutant under any applicable Environmental Law, including all materials regulated under any applicable Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, polychlorinated biphenyls, petroleum products and constituents, and asbestos.

“Healthcare Regulatory Authority”	The FDA, the DEA or any other Governmental Authority that is concerned with or regulates the development, approval, labelling, marketing, sale, use, handling and control, safety, efficacy, reliability or manufacturing of drug or biological products or is concerned with or regulates public health care programs.

“Healthcare Regulatory Authorizations”	All approvals, clearances, authorizations, registrations, certifications, licenses and permits granted by any Healthcare Regulatory Authority, including all investigational new drug applications and new drug applications.

“HSR Act”	The U.S. Hart – Scott – Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IND”	An Investigational New Drug application filed with the FDA pursuant to Part 312 of Title 21 of the U.S. Code of Federal Regulations, including any amendments thereto.

“Indebtedness”	(i) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness, whether or not contingent, for borrowed money, (B) obligations evidenced by bonds, debentures, notes or other similar instruments for the payment of which such Person is liable, (C) obligations for the deferred purchase price of property or services, including any earn-out (whether or not contingent), (D) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (E) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, and (F) all loans to such Person by any of its suppliers or licensors, (ii) all obligations or liabilities of such Person (whether or not contingent) under or in connection with letters of credit or bankers’ acceptances or similar items; provided, however, that undrawn amounts shall not be included in this definition of Indebtedness, (iii) any obligations with respect to capital leases, (iv) all obligations of such Person under interest rate, currency swap or other hedging transactions, (v) all obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by the Person or any of its subsidiaries).

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“Indemnified Party”	Defined in Section 11.3(a).

“Indemnified Person”	Defined in Section 9.8(a).

“Indemnifying Party”	Defined in Section 11.3(a).

“Indemnifying Person”	Defined in Section 9.8(b).

“Independent Accountant”	Defined in Section 4.6(e).

“Initial Delivery”	Defined in Section 2.3(c).

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“Intellectual Property”	Any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions, utility models, utility model applications, petty patents, statutory invention registrations, certificates of invention, designs, industrial designs, design registrations and applications (including any continuations, continuations-in-part, divisionals, provisionals, non-provisionals, reexaminations, restorations, extensions, renewals and reissues) for any of the foregoing, and all other indicia of invention ownership by any Governmental Authority (“Patents”); (ii) copyrights (registered and unregistered), copyright applications, copyrightable subject matter, works of authorship (whether or not copyrightable), design rights, and design right registrations, and any and all renewals of any of the foregoing; (iii) trademarks, service marks, trade dress, business names and trade names, assumed names, symbols, brand names, d/b/a’s, fictitious names, certification marks, logos and product names whether registered, unregistered or existing at common law, including the goodwill associated therewith (and all registrations and applications therefor), and any and all renewals of any of the foregoing; (iv) unregistered industrial design rights; (v) domain names (and all registrations and applications therefor) whether or not Trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not Copyrights; (vi) Know How, (vii) software, data processing, communications, inventory management, website content, programs, program interfaces, object code, source code, other computer systems and all documentation relating to the foregoing; (viii) all other proprietary information and intellectual property in all forms and media, and all goodwill associated therewith, now known or hereafter recognized in any jurisdiction worldwide; (ix) all rights pertaining to the foregoing, including those arising under international treaties and convention rights; (x) copies and tangible embodiments of all of the foregoing (in whatever form or medium); (xi) all rights and powers to assert, defend and recover title to any of the foregoing; and to assert, defend, sue, and recover damages for any past, present and future infringement, misuse, misappropriation, impairment, unauthorized use or other violation of any rights in or to any of the foregoing; and (xii) all proceeds, income, royalties, damages and payments now or hereafter due and payable under or in respect of all of the foregoing.

“Intellectual Property Agreements”	Any licenses, sublicenses, consent to use agreements, settlements, co-existence agreements, covenants not to sue, waivers, releases, or any other Contract relating to Intellectual Property to which the Company is party, beneficiary or otherwise bound, including any Contract providing for the license, practice, use, development, modification, design, invention, production, acquisition, purchase, formulation, creation or assignment of any Intellectual Property, including all IP Assignment Agreements.

“Investment Closing”	Defined in Section 3.2.

“Investment Price”	Defined in Section 3.1.

“Investment Shares”	Defined in Section 3.1.

“IP Assignment Agreements”	Defined in Section 5.14(e).

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“JSC”	Defined in Section 2.1(b).

“Key License Agreement”	That certain Exclusive License Agreement, dated as of January 1, 2017, by and between The Trustees of Columbia University in the City of New York and the Company, as amended.

“Know-How”	All trade secrets, confidential or proprietary information, including all inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, processes, techniques, improvements, discoveries, ideas, developments, product composition data (including pharmacological, non-clinical, pre-clinical and clinical data, analytical and quality control data) and specifications, recipes, packaging specifications, research and development data as well as purchasing and marketing data and procedures, customer lists, Personal Data, databases, technologies, instructions, formulae and information, manufacturing drawings, engineering drawings, manuals, designs, lab journals, notebooks, schematics, blue prints, research and development reports, audit reports, inspection reports, GxP documentation, technical information, and design and engineering specifications, including those related to products under development, including each of the foregoing items as they relate to the development, manufacturing, sale and distribution of the goods produced, distributed, marketed or sold by the applicable Person.

“Leased Real Property”	Any parcel of real property leased or subleased and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property held by the Company.

“Legal Requirement”	Any foreign, federal, national, state (including cantonal), local, international, multinational or administrative order, law, common law, ordinance, regulation, statute or treaty or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.

“Liabilities”	Any and all debts, liabilities and obligations, whether accrued or fixed, direct or indirect, asserted or unasserted, absolute or contingent, known or unknown, liquidated or not, matured or unmatured or determined or determinable, including those arising under any Legal Requirement, Proceeding or any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority and those arising under any Contract.

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“Licensed Intellectual Property”	All Intellectual Property licensed or otherwise made available to the Company by any Person.

“Majority Holders”	Defined in Section 12.17(b).

“Material Adverse Effect”	Any event, circumstance, occurrence, state of facts or matters, action, omission, condition, development, change in or result or effect on (each, an “Event”) the Company or any of the Sellers that, individually or in the aggregate, is or could become materially adverse to (a) the assets, liabilities, capitalization, results of operations or the condition (financial or otherwise) of the Company, its business or prospects, taken as a whole or (b) the ability of the Company or any of the Sellers to perform and carry out any of their obligations under this Agreement or any of the Ancillary Agreements, and to consummate on a timely basis the Stock Purchase Investment, the Acquisition or any of the other transactions contemplated by this Agreement or any of the Ancillary Agreements; provided, however, that, in the case of clause (a), the following Events shall not be taken into account in determining the occurrence of a “Material Adverse Effect”: (i) those caused by, arising out of or attributable to the general political or economic environment or affecting the global securities markets generally; (ii) those that generally affect the industries in which the Company operates (including legal and regulatory changes applicable to the Company after the Signing Date); or (iii) those caused by, arising out of or attributable to acts of terrorism or warfare between two or more countries in which the Company operates (whether or not declared); provided, that any such Event which disproportionately affects the Company relative to other participants in the industries in which the Company operates shall not be excluded from determining the occurrence of a “Material Adverse Effect”.

“Material Contract”	Defined in Section 5.5(a).

“Maximum Premium”	Defined in Section 9.8(c).

“Medical Product”	Defined in Section 5.17(e).

“Merger”	Defined in Section 8.1.

“Miscellaneous Transaction Expenses”

The aggregate amount of any and all payments paid or payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement and the Ancillary Agreements (including reasonable attorneys’ fees and disbursements incurred in connection with a dispute over such matters), except for any such amounts disclosed on Schedule 5.18.

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“Milestone Event”	Defined in Section 4.6(a).

“Most Recent Balance Sheet”	Defined in Section 5.4(a).

“Most Recent Balance Sheet Date”	Defined in Section 5.4(a).

“MSA”	Defined in the Recitals.

“Net Sales”	For a particular period of time, the sum of (i) net sales reported by the Buyer (or its Affiliates) for sales of the Product to Third Parties, calculated in a manner consistent with the Buyer’s calculations of net sales across its product portfolio generally and as such net sales are reported in externally published audited financial statements for the Product for that period (excluding sales to any sublicensee or Affiliate) (provided that if for any reason the Buyer does not have externally published audited financial statements for the Product, then net sales for any period that would not be covered by an externally published audited financial statement shall be calculated in accordance with GAAP, provided that such amount reflects the gross invoice price at which the Product was sold or otherwise disposed of by Buyer and its Affiliates (excluding sales by any sublicensee) to Third Parties in that period reduced by gross-to-net deductions, the fair-market-value amounts reasonably attributable to other components (other than the Product) of any combination product or bundled product but only if such other components are therapeutically active compounds that are sold separately, and amounts from a prior period which are not collected and are written off by the Buyer or its Affiliates (including bad debts), if not previously deducted from such invoiced amount, taken in accordance with GAAP and (ii) net sales reported by each sublicensee (excluding amounts received by distributors for sales of the Product sold to such distributor, if the sale amounts for such sales to such distributor are otherwise included by this definition of Net Sales) for sales of the Product to Third Parties as determined in accordance with GAAP. The calculations described in clauses (i) and (ii) above shall exclude hedging gains or losses. In the case of sales of the Product for consideration other than cash, such as barter or counter trade, Net Sales shall be calculated with respect to the fair market value of the consideration received. For the avoidance of doubt, the supply of Product for compassionate use, commercial samples, or for administration to patients enrolled in Clinical Trials or to Third Parties as samples for evaluation purposes, in each case free of charge, shall not be included in Net Sales.

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“Net Sales Statement”	Defined in Section 4.6(c).

“Notice of Objection”	Defined in Section 4.6(c).

“Option”	Defined in Section 4.2.

“Option Period”	Defined in Section 2.3(a).

“Owned Intellectual Property”	All Intellectual Property that is owned or purported to be owned, in whole or in part, by the Company.

“Payoff Letters”	Defined in Section 9.11.

“Patheon”	Defined in Section 2.2(a)(1).

“Person”	Individuals or entities, including any corporation, limited liability company, joint venture, trust, body corporate (wherever located), unincorporated association, partnership or other entity.

“Personal Data”	Any information (including a Person’s name, physical address, telephone number, e-mail address, photograph, social security number, taxpayer identification number, medical and health information, family members, demographic data and any other data and information) which, whether alone or in combination with other information, identifies or is associated with an identified natural Person.

“Phase II Clinical Trial”	A Clinical Trial of the Product for amyloid light chain amyloidosis that is intended to satisfy the requirements of 21 C.F.R. § 312.21(b), as amended from time to time.

“Pivotal Clinical Trial”	A pivotal Clinical Trial with a defined dose or a set of defined doses that is designed to ascertain efficacy and safety of the Product for the purpose of supporting the preparation and submission of a biologic license application.

“Plan”	Any employee benefit plan, scheme, program, agreement, arrangement, commitment, or understanding of any kind (written or unwritten), including any bonus, incentive, stock, stock option, phantom stock, equity-based compensation, deferred compensation, change in control, vacation, sick leave, retention, severance, salary continuation, defined benefit or defined contribution retirement, pension, savings, profit sharing, supplemental retirement, medical, dental, vision, life insurance, accident, disability, long-term care, retiree medical or other welfare or fringe benefit plan, scheme, or program (together with any trust, escrow or other agreement related thereto), and including any “employee benefit plan” as defined in Section 3(3) of ERISA.

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“POC Data Delivery Date”	Defined in Section 2.3(c).

“Pre-Closing Period”	The period from the Signing Date until the later of the expiration of the Purchase Option pursuant to Section 2.3 and the Acquisition Closing (to the extent that the Buyer exercises its Purchase Option pursuant to Section 2.3).

“Product”	Defined in the Recitals.

“Privacy Agreements”	Any data and privacy related policies (e.g., privacy policies, acceptable use policies, terms of service, etc.) and other Contracts in effect between the Company and any natural person or other Persons that are applicable to or otherwise implicate the collection, protection, storage, processing, transfer, administration, review, monitoring, use or disclosure of Personal Data in connection with the Company or its business.

“Privacy Laws”	All Legal Requirements concerning or otherwise applicable to the collection, protection, storage, processing, transfer, administration, review, monitoring, use or disclosure of Personal Data.

“Proceeding”	Any action (at law or in equity), suit, claim, review, audit, inquiry or legal or administrative proceeding or arbitration or other alternative dispute resolution proceeding or investigation (whether civil, criminal or administrative).

“Product”	As defined in the Recitals.

“Property Taxes”	Defined in Section 9.10(d).

“Pro Rata Share”	With respect to any payment made for the benefit of the Sellers pursuant to this Agreement, each Seller’s share of such payment as determined by multiplying the amount of such payment by the quotient of (i) the number of Company Shares held by such Seller immediately before the Acquisition Closing (after giving effect to the transactions contemplated by Section 4.2) divided by (ii) the total number of Company Shares issued and outstanding at that time and held by all Sellers (after giving effect to the transactions contemplated by Section 4.2, and for clarity, excluding any such shares held by the Buyer at such time).

“Purchase Option”	Defined in Section 2.3(a).

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“Qualified Third Party Offer”	An unsolicited term sheet or letter of intent executed by a Third Party and delivered to the Company for the purchase of the securities of the Company that is approved by the Company Board and that (a) addresses all material terms customarily addressed in term sheets or letters of intent for similar transactions, (b) contains no material conditions or contingencies, other than completion of confirmatory due diligence and negotiation of definitive agreements, (c) the consideration to be paid by such Third Party for all the securities of the Company includes (i) an upfront purchase price at least forty percent (40%) greater than the Baseline Purchase Price (including the Supplemental Baseline Purchase Price, as applicable) with respect to all securities of the Company other than those held by the Buyer and (ii) aggregate potential consideration at least forty percent (40%) greater than Six Hundred Twenty-Four Million Dollars ($624,000,000), in each case after reasonably discounting for any contingent payments and other terms of such term sheet or letter of intent, as compared to the terms hereof and (d) the Third Party would reasonably be expected to have the resources and ability to consummate the transaction within a reasonable and customary period.

“Registered Owned Intellectual Property”	All Owned Intellectual Property issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority, Internet domain name registrar or other authority.

“Related Party Contract”	Any Contract between the Company (or by which the Company (or any property or asset thereof) is bound), on the one hand, and any one or more of the Company’s Affiliates, directors, officers or any Person that owns, of record and/or beneficially, any security in the Company (or any immediate family member of any such director, officer or Person), on the other hand.

“Representative”	Defined in Section 12.17(a).

“Representatives”	Defined in Section 9.3.

“Restrictive Contract”	Any Company Contract that (a) restrains, limits or impedes the Company’s (or will, after the Investment Closing or the Acquisition Closing, restrain, limit or impede the Buyer’s or any of its Affiliates’, including the Company’s or any of its other subsidiaries’) ability to compete with any business or Person, or conduct any business or line of business at any time, in any manner or at any place in the world, or the expansion thereof to other geographical areas or lines of business (including through the grant of rights of exclusivity by the Company to any Person), (b) contains a standstill or similar agreement pursuant to which the Company or any of its Affiliates has agreed (or is subject to any agreement) not to acquire assets or securities of a third party, (c) contains any “nonsolicitation”, “no hire” or similar provision which restricts the Company or any of its Affiliates in soliciting, hiring, engaging, retaining or employing the current or former employees of any third party, or (d) contains any most favored nation, favored customer or similar provision.

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“RSU”	Defined in Section 4.2.

“Sales Milestone”	Defined in Section 4.6(c).

“SEC”	The United States Securities and Exchange Commission.

“Securities Act”	The U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Indemnified Party”	Defined in Section 11.2.

“Sellers”	Defined in the Preamble.

“Signing Date”	January 30, 2019, being the date of the execution and delivery of this Agreement by the parties hereto.

“Stockholders Agreement”	Defined in the Recitals.

“Stock Purchase Investment”	Defined in the Recitals.

“Straddle Period”	Defined in Section 9.10(d).

“Subsidiary”	With respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or together with any other subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the capital stock (or equivalent), the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Successful POC”	Defined in Section 2.3(d).

“Supplemental Baseline Purchase Price”	An amount equal to $50,000,000.

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“Tax” or “Taxes”	All taxes, duties, levies or imposts imposed by any Governmental Authority, including on or with respect to any income (including capital gains), capital, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, production, withholding, social security (or similar), employment, unemployment, disability, national insurance, workers’ compensation, governmental pension plan premium, property (including real property and personal property), escheat or unclaimed property, sales, use, transfer, registration or value-added taxes, stamp, customs, duties, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, surcharge, fine or addition thereto.

“Tax Claim”	Defined in Section 11.3(c).

“Tax Returns”	Any and all filings, returns, reports, forms, declarations, estimates, information returns or other documents filed or required to be filed with any Governmental Authority with respect to Taxes (including any documents, statements or schedules attached thereto), and including any amendments thereof.

“Third Party”	With respect to any specified Person, any other Person who is not an Affiliate of such specified Person.

“Third Party Claim”	Defined in Section 11.3(a).

“Threshold”	Defined in Section 11.4(a).

“Transactions”	Defined in the Recitals.

“Transfer Taxes”	Defined in Section 9.10(a).

“Termination Date”	Defined in Section 10.6(a)(2).

“USPTO”	Defined in Section 5.14(l).

“Voting Company Debt”	Defined in Section 5.3(c).

“Warrant”	Defined in Section 4.2.

“Waiver Agreement”	Defined in the Recitals.

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Article 2.
DEVELOPMENT PLAN AND OPTION TO PURCHASE

Section 2.1          Company Development and Efforts; Joint Steering Committee.

(a)          The Company hereby agrees to use Commercially Reasonable Efforts, in accordance with the Development Plan (as defined below) described in Section 2.1(b) below and the Budget attached as Exhibit E hereto (the “Budget”), to develop the Product through a successful completion of a Phase II Clinical Trial.

(b)          The Company and the Buyer will establish a Joint Steering Committee (“JSC”), comprised of an equal number of representatives from each of the Company and the Buyer, which shall manage and oversee all activities contemplated by and taken pursuant to the Development Plan and may at its discretion establish additional subcommittees in connection therewith, including a “Joint Manufacturing Committee” and/or a “Joint Clinical/Regulatory Committee”. The JSC will be established within thirty (30) days following the Signing Date. The JSC, once established, shall immediately begin work to finalize the Development Plan for the Product in keeping with the general outline attached as Exhibit F hereto (the “Development Plan”), with the goal of completing the Development Plan within ninety (90) calendar days of the Signing Date. Once approved by the JSC, the Development Plan can only be amended by the written approval of the JSC. All members of the JSC or any of its subcommittees shall be multidisciplinary employees or consultants of the relevant party or any of its Affiliates with appropriate seniority, experience, and delegated authority to make decisions of the JSC or subcommittee, as applicable, within the scope of the JSC’s or subcommittee’s responsibilities, and all such members shall be subject to written confidentiality obligations commensurate in scope to the provisions of the Confidentiality Agreement. Either party may replace one or more of its respective representatives to the JSC at any time upon prior written notice to the other party. Decisions of the JSC shall be made by unanimous consensus in all decisions, with one vote for the Company (determined by a majority of the Company’s JSC representatives present in person or by proxy at such meeting) and one vote for the Buyer (determined by a majority of the Buyer’s JSC representatives present in person or by proxy at such meeting). In the event of a disagreement between the members of the JSC with regard to any aspect of the Development Plan or otherwise within the scope of the JSC, the Company shall have the right to make the final decision (determined by a majority of the Company’s JSC representatives present in person or by proxy at such meeting); provided, however, that the unanimous consent of the JSC shall be required in connection with (i) the selection of CRO and CMO (DS and DP) Company vendors, (ii) the approval of specifications for any active pharmaceutical ingredient and drug product specifications, (iii) the commencement of any analytical or manufacturing process, (iv) the selection of any principal investigators for Clinical Trials, (v) the amendment of the JSC charter, (vi) any material changes to the Development Plan or (vii) any material change (i.e., greater than twenty-five percent (25%)) to the Budget.

(c)          The JSC will meet at least quarterly in person or by audio or video teleconference. Each of the Company and the Buyer will be responsible for all of the expenses of its representatives participating in the JSC meetings. A representative from each of the Company and the Buyer will be necessary for a quorum at any such meeting. Notwithstanding anything herein or in the Development Plan to the contrary, a representative from the Buyer’s Global Regulatory Affairs team shall be invited to be present at all meetings of the Company with any Healthcare Regulatory Authorities.

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(d)          Subject to the final sentence of this Section 2.1(d), in the event that the Company determines in good faith that continued development of the Product in accordance with Section 2.1(a) is no longer commercially reasonable, the Company shall notify the Buyer in writing as promptly as possible, and in no event later than the date that is six (6) months prior to the Company’s anticipated termination of development of the Product. The Company and the Buyer agree that, to the extent that the Company has determined that the development of the Product pursuant to Section 2.1(a) is no longer commercially reasonable, they shall each engage in good faith discussions as to the potential for continued development of the Product otherwise, including the potential form, substance and mechanism for such development. Notwithstanding anything in the foregoing to the contrary, the Company shall not terminate the development of the Product, or provide the Buyer written notice of its intent to do so, prior to the beginning of the Option Period pursuant to Section 2.3(a).

Section 2.2          Development Funding.

(a)          As funding for the development of the Product pursuant to Section 2.1 and in partial consideration for the Purchase Option described in Section 2.3, the Buyer shall make (or cause to be made), the following payments (each, a “Funding Payment”), in each case within 30 days after the achievement of the events described below as conditions precedent for each such payment:

(1)          A one-time payment of Five Million Dollars ($5,000,000) upon the demonstrated equivalence of the clinical supply of the Product from Patheon Biologics LLC (“Patheon”) under Patheon’s newly-adopted processes to the Product previously used in phase I clinical studies and toxicology studies, provided that the related IND has been appropriately updated without objection from the FDA (and that the Product sufficiently demonstrates the proper identification, quality, purity and strength commensurate with the phase of clinical development);

(2)          A one-time payment of Ten Million Dollars ($10,000,000) upon the dosing of the first patient in a Phase II Clinical Trial; and

(3)          A one-time payment of Fifteen Million Dollars ($15,000,000) upon the enrollment of fifty percent (50%) of the total number of patients to be enrolled in a Phase II Clinical Trial pursuant to the applicable clinical trial protocol.

(b)          For clarity, the maximum aggregate amount of Funding Payments payable under this Section 2.2 is Thirty Million Dollars ($30,000,000).

Section 2.3          Option to Purchase.

(a)          In consideration of the Company’s right to the Funding Payments provided for herein, and the other agreements and obligations of the parties contained herein, beginning on that date that is twelve (12) months after the Signing Date and ending on the date that is three (3) months after the POC Data Delivery Date (the “Option Period”), the Sellers hereby grant the Buyer (or an Affiliate of the Buyer, in which case all references to the Buyer with respect to the Purchase Option and/or the Acquisition shall be deemed to refer to such Affiliate) an irrevocable and exclusive option (the “Purchase Option”), but not the obligation, exercisable in the Buyer’s sole discretion, to acquire all of the Acquisition Shares on the terms and conditions set forth herein.

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(b)          The Buyer may exercise the Purchase Option (in its sole discretion) at any time during the Option Period by delivery of a written notice to the Representative stating the Buyer’s intent to so exercise the Purchase Option. Each Seller and the Company commit to do all such things as may be necessary or useful to effect the Purchase Option (in whole or in part) pursuant to the terms hereof.

(c)          For purposes of this Agreement, “POC Data Delivery Date” shall mean the the date of delivery by the Company to the Buyer of all data held by the Company reasonably pertaining to a Successful POC (the “Initial Delivery”); provided that if, within thirty (30) days of the Initial Delivery, the Buyer delivers to the Company any reasonable requests for additional information with respect to the Successful POC and the data delivered in connection therewith, the “POC Data Delivery Date” shall be extended to the date on which the Company has responded in writing to all such reasonable requests by the Buyer (and any reasonable follow-up requests to such responses, provided that the Buyer has delivered such follow-up requests to the Company within fifteen (15) days of such responses). The Company agrees to respond to each such request for additional information, and any follow-up to a request for additional information, as soon as possible and in any event in no more than fifteen (15) days after such request. In no event shall the POC Data Delivery Date be more than ninety (90) days from the Initial Delivery Date.

(d)          For purposes of this Agreement, a “Successful POC” shall mean a completed Phase II Clinical Trial that demonstrates a statistically significant improvement in cardiac function (determined by echocardiographic evaluation) and concordant improvement in relevant biomarkers (e.g., NT-proBNP) and/or a statistically significant survival benefit or other primary endpoint as unanimously determined by the JSC which may stem from discussions with the FDA.

(e)          Notwithstanding anything in the foregoing to the contrary, the Option Period shall terminate on (1) the date that is six (6) months after the closing of any Change of Control of the Buyer or (2) provided that the Company and the Sellers are and have always been in compliance with Section 9.3, the date that is three (3) months after the notice by the Company to the Buyer of receipt by the Company of a Qualified Third Party Offer, provided that, with respect to this clause (2), the Purchase Option shall be fully restored for the benefit of the Buyer for the duration of its term as otherwise provided in this Section 2.3 in the event that the transactions contemplated by the Qualified Third Party Offer are not consummated (on terms that continue to satisfy the requirements set forth in the definition of “Qualified Third Party Offer” herein) within sixty (60) days after such termination.

Article 3.
STOCK PURCHASE INVESTMENT

Section 3.1          Sale and Purchase of Investment Shares. Subject to and in accordance with the terms and conditions of this Agreement, the Company shall issue, sell, transfer and deliver to the Buyer, free and clear of any Encumbrances, and the Buyer shall purchase and acquire from the Company, for $30.0 million (the “Investment Price”), 4,141,606 Class B Preferred Shares, which shall equal 19.9% of the Fully Diluted Capitalization as of the Signing Date (after giving effect to such issuance) (the “Investment Shares”), payable as provided in Section 3.3.

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Section 3.2          Investment Closing. The consummation of the purchase and sale of the Investment Shares (the “Investment Closing”) shall take place remotely via the exchange of documents, signatures and payments, at 10:00 a.m. Eastern Time, on the Signing Date, or such other time and place as is mutually agreed by the Company and the Buyer.

Section 3.3          Investment Closing Deliverables. At the Investment Closing:

(a)          Each of the Company and the Sellers shall deliver to the Buyer a fully-executed copy of each Ancillary Agreement that by its terms is to be executed and delivered at the Investment Closing and the Company shall deliver to the Buyer evidence in form and substance reasonably satisfactory to the Buyer that the Investment Shares have been issued to the Buyer and the Buyer is the beneficial and record owner of the Investment Shares;

(b)          The Buyer shall deliver to the Company payment, by wire transfer, to a bank account previously designated in writing by the Company, of immediately available funds in an amount equal to the Investment Price;

(c)          The Company shall deliver to the Buyer a certificate duly signed by the secretary of the Company certifying as to: (A) the full force and effect of resolutions of its board of directors attached thereto as an exhibit evidencing the authority of the Company to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (B) the full force and effect of the certificate of incorporation and bylaws of the Company attached thereto as exhibits; and (C) the incumbency and signature of the officers of the Company with authority to execute this Agreement and the Ancillary Agreements to which the Company is a party;

(d)          The Company shall deliver to the Buyer an opinion, dated as of the Investment Closing, from Alston & Bird LLP, counsel for the Company, in substantially the form attached as Exhibit G hereto.

(e)          The Company shall deliver to the Buyer a certificate evidencing the good standing of the Company in its jurisdiction of incorporation as of a recent date;

(f)          The Company shall deliver to the Buyer certificates evidencing the qualification of the Company to do business as a foreign corporation as of a recent date in each jurisdiction outside of its jurisdiction of organization where it conducts business; and

(g)          The Company shall deliver to the Buyer all other certificates, documents and instruments that are reasonably requested by Buyer.

Article 4.
THE ACQUISITION

Section 4.1          Sale and Purchase of Acquisition Shares. In the event that the Buyer exercises its Purchase Option pursuant to Section 2.3, subject to and in accordance with the terms and conditions of this Agreement, each Seller shall sell, transfer, assign and deliver, and the Buyer will purchase from each Seller (the “Acquisition”), free and clear of any Encumbrances, all right, title and interest in and to all of the Common Shares, Class A Shares and Class B Shares (collectively, the “Company Shares”) owned, of record and/or beneficially, by such Seller as of the Acquisition Closing and after giving effect to Section 4.2, as set forth next to the name of such Seller on Exhibit H under the title “Shares Owned” (the “Acquisition Shares”).

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Section 4.2          Exercise and Conversion of Company Securities. Prior to the Acquisition Closing, each Seller that is a holder of an option to acquire Company Shares (each, an “Option”), or any warrant to issue Company Shares (each, a “Warrant”) shall deliver to the Company all funds, documents and instruments necessary to effect the exercise of such Options or Warrants, as applicable, into Company Shares on the Acquisition Closing. Each Seller that is a holder of Options or Warrants acknowledges and agrees that, upon the occurrence of the Acquisition Closing, any such Options or Warrants that were not previously exercised by way of payment of the applicable exercise price and the delivery of required documents and instruments shall be cancelled and no longer be exercisable pursuant to their terms and any such Options and Warrants that were not exercised in accordance with their terms shall be forfeited and shall be of no further force or effect. The Representative shall deliver to the Buyer an amended and updated Exhibit H no less than one (1) Business Day prior to the Acquisition Closing reflecting such exercise and conversion of such Options and Warrants into Company Shares. The Company shall take all requisite action so that, immediately prior to the Acquisition Closing, each restricted stock units with respect to the Company Shares (each, an “RSU”) and Company Share subject to vesting, repurchase, or other lapse of restrictions (a “Company Restricted Share”) that is outstanding under any Company Employee Plan immediately prior to the Acquisition Closing shall, by virtue of the Acquisition Closing and without any action on the part of the holder thereof, vest in full and become free of restrictions. Prior to the Acquisition Closing, the Company, the Company Board, and the compensation committee of the Company Board, as applicable, shall have adopted any resolutions and taken any actions (including obtaining any employee consents) that may be necessary to effectuate the provisions of this Section 4.2.

Section 4.3           Acquisition Closing Purchase Price.

(a)          At the Acquisition Closing, the Buyer shall pay to the Representative, for the benefit of and distribution to the Sellers in accordance with their Pro Rata Share, an amount equal to the Acquisition Closing Purchase Price by wire transfer of immediately available funds into an account designated in writing by the Representative no later than two (2) Business Days prior to the Acquisition Closing.

(b)          At the Acquisition Closing, the Buyer shall pay to the Escrow Agent an amount equal to the Escrow Amount.

Section 4.4          Acquisition Closing. The consummation of the purchase and sale of the Acquisition Shares (the “Acquisition Closing”) shall take place two (2) Business Days after the conditions set forth in Article 10 are satisfied or waived (to the extent permitted hereunder or by applicable Legal Requirement) (except for such conditions that by their nature will be satisfied at the Acquisition Closing, but subject to the satisfaction or waiver of such conditions at such time), or at such other time as the Buyer and the Representative agree in writing. The Closing shall take place remotely via the exchange of documents, signatures and payments, at 10:00 a.m. Eastern Time (or at such place as the parties may otherwise designate in writing).

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Section 4.5          Escrow Amount.

(a)          At the Acquisition Closing, the Buyer shall deposit with Citibank N.A. (the “Escrow Agent”), by wire transfer of immediately available funds, an amount equal to the Escrow Amount, such amount plus all accumulated earnings thereon to constitute the Escrow Fund to be governed in accordance with the terms of this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit I (the “Escrow Agreement”), among the Buyer, the Escrow Agent and the Representative.

(b)          The Escrow Fund shall be used to satisfy any amounts owed to the Buyer pursuant to this Agreement, if any, and any indemnification amounts owed hereunder. The Buyer and the Representative shall timely provide any joint written instructions contemplated by this Section 4.5 or Article 11 so that distributions can be made by the Escrow Agent within the time period required by this Section 4.5 or Article 11.

(c)          The portion of the Escrow Fund that is not used to satisfy any other amounts owing to the Buyer pursuant to this Agreement, including indemnification amounts, or not subject to any claims hereunder (such portion, the “Escrow Fund Release Amount”), shall be released pursuant to joint written instructions to be provided to the Escrow Agent by the Buyer and the Representative on the date that is one (1) Business Day after the date that is two (2) years after the date of the Acquisition Closing; provided, however, that if there are any indemnification claims hereunder that are properly pending on the date that is two (2) years after the date of the Acquisition Closing, such portion of the Escrow Fund corresponding to the amounts subject to such claims shall not be released until the applicable claims are finally resolved and satisfied. Any Escrow Funds released by the Escrow Agent to the benefit of the Sellers shall be released to the Representative, for the benefit of and distribution to the Sellers in accordance with their Pro Rata Share. Upon the final release of all of the Escrow Fund, the Escrow Agreement shall terminate.

(d)          The Escrow Fund shall be held as a trust fund and shall not be subject to any Encumbrance, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement and the Escrow Agreement.

Section 4.6          Earn-Out Payments.

(a)          Following the Acquisition Closing, upon the achievement of the following events (each a “Milestone Event”) with respect to the Product, as further consideration for the Acquisition, the Buyer shall make (or cause to be made) the following payments (each, an “Earn-Out Payment”), in each case within sixty (60) days after the achievement of the applicable Milestone Event described below as conditions precedent for each such payment, in each case subject to the permitted deductions set forth in Section 4.6(d):

(1)          (A) in the event that the Sellers did not receive the Supplemental Baseline Purchase Price, a one-time payment of Seventy-Five Million Dollars ($75,000,000) or (B) in the event that the Sellers did receive the Supplemental Baseline Purchase Price, a one-time payment of Fifty Million Dollars ($50,000,000), in either case upon obtaining the approval of a biologic license application by the FDA for the Product for a Broad Patient Population following the completion of a Pivotal Clinical Trial;

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(2)          a one-time payment of Twenty-Five Million Dollars ($25,000,000) upon the determination at the end of the Buyer’s fiscal year that the Net Sales for such fiscal year exceeded Two Hundred Fifty Million Dollars ($250,000,000);

(3)          a one-time payment of Fifty Million Dollars ($50,000,000) upon the determination at the end of the Buyer’s fiscal year that the Net Sales for such fiscal year exceeded Five Hundred Million Dollars ($500,000,000);

(4)          a one-time payment of Seventy-Five Million Dollars ($75,000,000) upon the determination at the end of the Buyer’s fiscal year that the Net Sales for such fiscal year exceeded Seven Hundred Fifty Million Dollars ($750,000,000); and

(5)          a one-time payment of One Hundred Million Dollars ($100,000,000) upon the determination at the end of the Buyer’s fiscal year that the Net Sales for such fiscal year exceeded One Billion Dollars ($1,000,000,000).

For the avoidance of doubt, one or more (or all) of the foregoing sales milestones may be due and payable with respect to a single given calendar year in the event any or all of the applicable Net Sales milestones is satisfied with respect to such single calendar year.

(b)          For clarity, the maximum aggregate amount of Earn-Out Payments payable under this Agreement is Three Hundred Twenty-Five Million Dollars ($325,000,000).

(c)          Commencing the calendar year following the year in which the first commercial sale of the Product occurs until payment of all of the Earn-Out Payments described in Sections 4.6(a)(2-5) (the Milestone applicable to each such Earn-Out Payment, a “Sales Milestone”) (or the Buyer and the Representative otherwise mutually agree), on or prior to the forty-fifth (45th) day following release by the Buyer of its (or its applicable Affiliate’s) audited financial statements for each fiscal year during such period, the Buyer shall prepare and deliver to the Representative a statement setting forth the Buyer’s determination of Net Sales with respect to the applicable Sales Milestone for such fiscal year (the “Net Sales Statement”). In order to allow the Representative to reasonably verify the proposed determination with respect to the Sales Milestone, the Buyer shall provide copies of any records or other documentation reasonably requested by the Representative that were used by the Buyer in reaching such determination and shall afford the Representative or its designees reasonable access during normal business hours to appropriate personnel of the Buyer (or its Affiliate) to discuss such records or documentation. If the Representative has any objections to the Buyer’s determination, then the Representative may object by delivering a written objection notice (a “Notice of Objection”) within thirty (30) days of its receipt of the Net Sales Statement, and the Buyer and the Representative shall proceed to resolve such disagreement in accordance with the dispute resolution procedures set forth in Section 4.6(e). If it is determined through such dispute resolution procedures that a Sales Milestone was achieved, the Buyer shall make (or cause to be made) the applicable Earn-Out Payment to the Representative for further distribution to the Sellers in accordance with their Pro Rata Share. Notwithstanding anything in this Agreement to the contrary, subsequent to the Acquisition Closing, the Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and its business and shall have no obligation, or liability as a result of the failure, to achieve any of the Milestones that would give rise to an Earn-Out Payment.

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(d)          If at the time any Earn-Out Payment becomes earned and payable, any Buyer Indemnified Party shall have in good faith asserted any indemnification claim(s) pursuant to Article 11 of this Agreement prior to the time by which such claims must be made in accordance with Section 10.5 and such claim(s) shall not have been resolved or satisfied, the amount of such claim(s) shall be deducted from the payment of such Earn-Out Payment and held back by the Buyer to secure its right of set-off, until such indemnification claim(s) shall have been resolved or satisfied. Upon the final resolution or satisfaction of such indemnification claim(s), any excess amount that had been deducted from such Earn-Out Payment will be delivered to the Representative, for the benefit of and distribution to the Sellers in accordance with their Pro Rata Share.

(e)          Unless the Representative provides a Notice of Objection within thirty (30) days after the receipt of the Net Sales Statement, the determination of Net Sales set forth therein shall be final and binding for all purposes hereunder. Any Notice of Objection shall specify in reasonable detail the basis for the objections set forth therein and shall include the Representative’s calculation of any amounts that are disputed by such Notice of Objection (the “Disputed Amounts”) to the extent that such amounts may be determined (it being understood that an objection to one or more of the foregoing amounts shall not prevent any other amount from becoming final and binding for all purposes hereunder). If the Representative provides such Notice of Objection to the Buyer within such thirty (30)-day period, the Buyer and the Representative shall, during the thirty (30)-day period following the Representative’s delivery of such Notice of Objection to the Buyer, attempt in good faith to resolve any Disputed Amounts. If the Buyer and the Representative are unable to resolve all such Disputed Amounts within such period, the matters remaining in dispute shall be submitted to a nationally recognized public accounting firm mutually agreed upon by the Buyer and the Representative (such accounting firm being referred to herein as the “Independent Accountant”). The Buyer and the Representative shall instruct the Independent Accountant to render its decision as promptly as possible, but no later than sixty (60) days after its selection. The Independent Accountant will consider only those items and amounts that are identified as being items and amounts to which the Representative and the Buyer have been unable to agree. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by the Representative or the Buyer or less than the smallest value for such item claimed by either of them. The Buyer and the Representative shall each furnish to the Independent Accountant such work papers and other documents and information relating to the Disputed Amounts as the Independent Accountant may request. The resolution of the Disputed Amounts by the Independent Accountant shall be final and binding, and the determination of the Independent Accountant shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereover. The Buyer and the Representative shall each pay their own costs and expenses incurred in connection with the resolution of the Disputed Amounts; provided, however that the fees and expenses of the Independent Accountant shall be allocated between the Buyer and the Representative in the same proportion that the total amount of the Disputed Amounts submitted to the Independent Accountant that is unsuccessfully disputed by each such party (as finally determined by the Independent Accountant) bears to the total amount of the Disputed Amounts so submitted by each such party (e.g., should the items in dispute total in amount to $1,000 and the Independent Accountant awards $600 in favor of the Buyer’s position, 60% of the costs of its review would be borne by the Representative and 40% of the costs would be borne by the Buyer).

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(f)           Buyer shall not, with regard to the business of the Company, take any action or make any omission which is solely intended to avoid the achievement of the Earn-Out Payments described above.

Section 4.7          Withholding; Tax Documentation. The Buyer shall be entitled to deduct and withhold from payment of any amounts payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment or any other amounts payable pursuant to this Agreement under the Code or any other Tax Legal Requirement. To the extent that amounts are so withheld by the Buyer and remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Buyer shall be entitled to request and collect any Tax forms, including IRS Form W-9, or the appropriate series of IRS Form W-8, as applicable, or any similar information, from any recipient of any payment pursuant to, or in connection with, this Agreement, and each such recipient hereby covenants to provide such Tax form or information upon request by the Buyer.

Article 5.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company prior to, or concurrently with, the execution of this Agreement (the “Disclosure Schedule”) the Company hereby represents and warrants to the Buyer as of the Signing Date and as of the date of the Acquisition Closing, as if such representations and warranties were made as of the date of the Acquisition Closing, as follows:

Section 5.1          Organization of the Company; Due Authorization.

(a)          The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) is duly licensed and qualified to conduct its business in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification, except where any such failures to be so qualified or licensed have not had, or are not reasonably likely to have, a Material Adverse Effect and (iii) holds all necessary corporate power and authority to own, license and operate its assets and properties, to conduct its business, to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transactions. This Agreement and the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement and the Ancillary Agreements by the Company, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Company, and no other proceedings on the part of the Company or its stockholders are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby and thereby.

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(b)          Each of this Agreement and the Ancillary Agreements to which the Company is or will be a party has been or will be, as the case may be, duly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Buyer) constitutes or will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)          The board of directors of the Company has unanimously adopted resolutions, prior to the Signing Date, (i) determining that this Agreement, the Stock Purchase Investment, the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements are advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) approving this Agreement, the Ancillary Agreements, the Stock Purchase Investment, the Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.

(d)          The Company’s certificate of incorporation, as amended, and the Company’s bylaws, each as provided to the Buyer prior to the Signing Date are in full force and effect, and, other than as contemplated by the terms of this Agreement, no action has been taken or is contemplated to amend such organizational documents.

Section 5.2          No Conflicts, Consents or Approvals. Assuming that any applicable waiting period under the HSR Act has expired or been terminated, neither the execution or delivery by the Company of this Agreement or any of the Ancillary Agreements, or the performance by the Company of its obligations under this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of the Company’s certificate of incorporation and by-laws, each as amended from time to time, (b) result in any breach of, require (with or without notice or lapse of time or both) any payment, consent or notice or constitute a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, any Company Contract or order or judgment to which the Company is a party or by which it or its assets are bound, (c) result in the creation of an Encumbrance or (d) violate any applicable Legal Requirement.

Section 5.3          Capital Stock of the Company.

(a)          The Company has an authorized share capital of 2,000,000 Preferred Shares (of which 250,000 shares have been designated Class A Preferred Shares and the remainder are undesignated) and 50,000,000 Common Shares. Attached hereto as Schedule 5.3 is the capitalization of the Company as of the Signing Date, including all Company Securities, as defined below.

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(b)          As of the Signing Date, 11,184,177 Common Shares and 250,000 Class A Preferred Shares are issued and outstanding, (ii) there were 668,500 Common Shares underlying outstanding Options and RSUs, in each case issued under the Company’s 2017 Stock Incentive Plan (of which the Company has provided the Buyer a true, correct and complete copy prior to the Signing Date), (iii) there were no Common Shares underlying outstanding Warrants (of which the Company has provided the Buyer a true, correct and complete copy prior to the Signing Date) and (iv) no other shares of capital stock of, or other equity interests in, the Company were issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable Legal Requirements, the Company’s organizational documents and any Company Contracts.

(c)          Except as set forth on Schedule 5.3, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, restricted stock units, restricted stock, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which the Company is a party or by which it is bound (i) obligating the Company to issue, deliver or sell or cause to be issued, delivered or sold, additional shares of capital stock of, or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity interest in, the Company, or any Voting Company Debt (as defined below), (ii) obligating the Company to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of capital stock of, or other equity interests in, the Company (together with the Common Shares and the Class A Preferred Shares and Class B Preferred Shares, the “Company Securities”). Any Warrant, Option or RSU obligating the Company to issue any Company Securities that is outstanding prior to the Acquisition Closing shall be required to comply with Section 4.2 in connection therewith. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Company. There are no proxies, voting trusts or other agreements or understandings to which the Company is a party or is bound with respect to the voting of or giving consent by the capital stock of, or other equity interests in, the Company. There are no preemptive or similar rights granted by the Company to any holders of any class or series of securities of the Company. There are no outstanding bonds, debentures, notes or other obligations of the Company, the holders of which have the right to vote (or which are convertible into or exchangeable or exercisable for securities having the right to vote) with the Company’s stockholders on any matter (“Voting Company Debt”).

(d)          Upon consummation of the Investment Closing, Buyer will own the Investment Shares free and clear of all Encumbrances and such shares, along with the Acquisition Shares, shall have been duly authorized and validly issued, be fully paid and nonassessable and issued in compliance with all applicable Legal Requirements, the Company’s organizational documents and any Company Contracts.

(e)          The Company does not have, and has never had, any Subsidiaries or equity interest in any Person. There is no Company Contract currently or prospectively requiring the Company to form or participate in or make any capital contribution to or investment in any Person.

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Section 5.4          Financial Statements; Other Liabilities.

(a)          The Company has previously provided to the Buyer (i)(A) with respect to the Investment Closing, the audited balance sheets of the Company for the years ended December 31, 2016 and December 31, 2017, and the statements of operations, stockholders’ equity (deficit) and cash flows for the period from October 26, 2016 (the Company’s inception) through December 31, 2016 and the twelve months ended December 31, 2017 and (B) with respect to the Acquisition Closing, the audited balance sheets of the Company as of December 31 for each year ended between the Signing Date and the date of the Acquisition for which an audit has been completed in the Company’s ordinary course of business consistent with past practice, and the statements of operations, stockholders’ equity (deficit) and cash flows for the twelve (12)-month period ended as of each such calendar year and (ii)(A) with respect to the Investment Closing, the unaudited balance sheets of the Company as of September 30, 2018 and (B) with respect to the Acquisition Closing, the unaudited balance sheets of the Company as of the last day of the Company’s most recently completed fiscal quarter (in each case, as applicable with respect to the Investment Closing or the Acquisition Closing, the “Most Recent Balance Sheet” and such date, the “Most Recent Balance Sheet Date”), and the statements of operations, stockholders’ equity (deficit) and cash flows for the fiscal quarter then ended (the items in clauses (i) and (ii), collectively, the “Financial Statements”).

(b)          The Company maintains books of account and other financial records that are accurate in all material respects. The Financial Statements (i) were prepared in conformity with GAAP consistently applied throughout the periods indicated, and in accordance with the books of account and other financial records of the Company and (ii) present fairly, in conformity with GAAP consistently applied, the financial position and the results of operations, stockholders’ equity (deficit) and cash flows of the Company as of the dates thereof, or for the periods covered thereby, as the case may be.

(c)          The Company does not have any (i) “off-balance sheet” arrangements or Liabilities or (ii) except as reflected in the Most Recent Balance Sheet, the Company and its Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, contingent, matured, or otherwise, and whether due or to become due), except for liabilities and obligations (A) incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet Date, (B) which would not be required to be recorded in an audited consolidated balance sheet of the Company (or disclosed in the notes thereto) that is prepared in accordance with GAAP, or (C) which are disclosed in Schedule 5.4(c).

(d)          No director or officer of the Company or, to the Company’s Knowledge, non-officer employee, external auditor, external accountant or similar authorized representative of the Company, has received or otherwise been made aware of any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation or claim that the Company has engaged in questionable accounting or auditing practices.

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Section 5.5          Agreements.

(a)          Schedule 5.5(a) lists, as of the Signing Date, each of the following Company Contracts, including any amendments thereto (each, a “Material Contract”):

(1)          any Contract (A) relating to Indebtedness of the Company or the guarantee of Indebtedness of any Person, (B) securing any Indebtedness through any Encumbrance or (C) otherwise creating an Encumbrance;

(2)          any Restrictive Contract;

(3)          any joint venture, partnership or limited liability company agreements or other similar agreements or arrangements relating to the formation, creation, operation, management or control of, or investment by the Company in, any joint venture, partnership or limited liability company;

(4)          any collective bargaining agreement or other Contract to or with any labor union or other employee representative of a group of employees;

(5)          any Related Party Contract;

(6)          any Contract pursuant to which the Company (A) in any transaction or series of related transactions, has an option, right or obligation to purchase any other business or portion thereof on an ongoing basis (including by purchasing the assets or capital stock of another Person), (B) in any transaction or series of related transactions, purchased any such business or portion thereof and continues to have any ongoing obligations (including obligations under any shareholder agreement), or (C) without limitation of clause (B), has an obligation to make any earn-out payments based on future performance of an acquired business or assets;

(7)          any Contract that (A) obligates the Company to make a loan or capital contribution to, or investment in any Person or (B) on a stand-alone basis obligates the Company to provide indemnification or a guarantee that would reasonably be expected to result in payments in excess of $50,000;

(8)          any Contract that (A) grants to any Person a right of first refusal, right of first offer, option or similar preferential right to purchase any of the Company’s capital stock or assets, (B) obligates the Company to sell to any Person or Persons (or pursuant to which the Company sold to any Person or Persons and continues to have any ongoing obligations) any capital stock or assets, or (C) obligates the Company to sell, assign, or otherwise transfer or dispose of to any Person or Persons (or pursuant to which the Company sold, assigned, or otherwise transferred or disposed of to any Person or Persons and continues to have any ongoing obligations), in any transaction or series of related transactions, any assets, property or business having an aggregate value exceeding (or for consideration, including assumption of Indebtedness, exceeding) $100,000 or otherwise outside of the ordinary course of business consistent with past practice;

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(9)          all Intellectual Property Agreements, including any Contract that, as its primary purpose, grants to the Company, or by which the Company grants to any Person, any right to use, exploit or practice any Intellectual Property;

(10)        Privacy Agreements;

(11)        any Contract regarding Leased Real Property;

(12)        any Contract that the Company reasonably anticipates requiring aggregate payments to or by the Company in excess of $50,000 individually (or $200,000 in the aggregate for all such Contracts) in any twelve (12)-month period;

(13)        any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the Signing Date) with any current or former (A) officer of the Company, (B) member of the board of directors of the Company, or (C) employee of the Company;

(14)        any Contract with any agent, distributor or sales representative;

(15)        any Contract that contains a “change of control” or similar provision that would require any consent, notice or other action in connection with, or that could reasonably be expected to prevent, delay or impair the consummation of, the transactions contemplated by this Agreement or any Ancillary Agreement;

(16)        any Contract to which a Governmental Authority is a party;

(17)        any Contract that is an insurance policy referred to in Section 5.6;

(18)        any Contract which commits the Company to enter into any of the foregoing;

(19)        any Contract involving any resolution or settlement of any actual or threatened Proceeding; or

(20)        any Contract which is not otherwise described in clauses (1)-(19) above that is material to the Company.

(b)          The execution and delivery by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party does not and will not, and the performance by the Company of this Agreement or any Ancillary Agreement to which the Company is or will be a party does not and will not, conflict with, result in any breach of, constitute a material default (or event which with the giving of notice or lapse of time would become a default) or loss of benefit under, require any consent, notice or payment (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) under, or give to others any rights of purchase, termination, amendment, acceleration or cancellation of any Company Contract.

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(c)          Neither the Company nor, to the Company’s Knowledge, any other party to a Company Contract, is in breach of, or default under, any of the Company Contracts. No event has occurred that would result in any violation or breach of, or conflict with, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any benefit under, or result in the triggering of any payments (including any right of acceleration of any royalties, fees, profit participations or other payments to any Person) pursuant to, any of the terms, conditions or provisions of any Company Contract. Each Company Contract is valid and binding on, and in full force and effect with respect to, the Company and, to the Company’s Knowledge, each other party thereto and enforceable in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Company has not waived any right under any Company Contract or given to or received from any other Person any notice or other communication regarding any actual, alleged, possible or potential breach of, or default (with or without notice or lapse of time or both) under, any Company Contract, and, to the Company’s Knowledge, is not otherwise aware of any intention by any counterparty thereto to terminate (other than Company Contracts that are expiring pursuant to their terms), or not renew any Company Contract, or is seeking the renegotiation thereof or substitute performance thereof.

(d)          The Company has made available to the Buyer prior to the Signing Date true, correct and complete copies of all Material Contracts (including all amendments and supplements thereto). The Company does not have any oral Material Contracts.

Section 5.6          Insurance. Schedule 5.6 contains a list of all insurance policies maintained with respect to the business of the Company, all of which are in full force and effect in accordance with their terms and shall remain in full force and effect following the transactions contemplated by this Agreement or any Ancillary Agreement. The Company is not in material default with respect to its obligations under any insurance policy maintained by it. The Company has not received written notice of termination, cancellation or non-renewal of any such insurance policies from any of its insurance brokers or carriers. The Company has complied in all material respects with each such insurance policy and all premiums due on such insurance policies have either been paid or, if due and payable prior to the Acquisition Closing, will be paid prior to the Acquisition Closing in accordance with the payment terms of each insurance policy. The Company has not ever been denied insurance or suffered the cancellation of any insurance. There is no material claim pending by the Company under any insurance policy listed on Schedule 5.6 as to which coverage has been questioned, denied or disputed by the underwriters of such policy. The insurance policies listed on Schedule 5.6 are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Legal Requirements and Contracts to which the Company is a party or by which it or the Company Assets are bound.

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Section 5.7         Real Property; Title, Condition and Sufficiency of Assets. The Company does not own, and has never owned, any real property. Schedule 5.7 contains a true, complete and correct list of all Contracts pursuant to which the Company leases any Leased Real Property. The Company enjoys peaceful and undisturbed possession of all Leased Real Property (whether as tenant, subtenant or pursuant to other occupancy arrangements) and has a good and valid leasehold interest therein, in each case free and clear of all Encumbrances. There are no applicable Legal Requirements in effect that would prevent or limit in any material respect the Company from conducting its operations on the Leased Real Property as they are currently conducted. There does not exist any condemnation, eminent domain or taking proceeding that affects any Leased Real Property. The Company has good title to, or a valid leasehold interest in, or, with respect to licensed assets, a valid license to use, the assets and properties (whether tangible or not) used or held for use by it in connection with the conduct of its business, free and clear of all Encumbrances, and such assets and properties are reasonably sufficient and suitable in all material respects for the operation of the business of the Company as currently conducted and currently intended to be conducted. The tangible personal assets and property of the Company are in good working condition and repair in the ordinary course of business, reasonable wear and tear excepted.

Section 5.8          Taxes. For purposes of this Section 5.8, the term “Applicable Closing” means each of the Investment Closing and the Acquisition Closing.

(a)          As of the date of the Applicable Closing: (i) all Tax Returns that are required to be filed on or before such date by or on behalf of the Company have been timely filed; (ii) each such Tax Return is true and correct in all material respects; and (iii) all Taxes due and payable by the Company have been, or will be, timely paid (whether or not shown on any Tax Return). As of the date of the Applicable Closing, there are no Encumbrances for Taxes upon any of the assets of the Company.

(b)          The Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are filed after the date of the Investment Closing through the date of the Acquisition Closing and such Tax Returns shall be prepared consistent with the past practices of the Company, unless otherwise required by applicable Legal Requirement.

(c)          As of the date of the Applicable Closing, there are no outstanding legally enforceable agreements that waive or extend the statute of limitations applicable to any Tax (including with respect to any Tax assessment, deficiency, claim for refund or claim for abatement) or Tax Return of the Company (other than extensions of time to file income Tax Returns that are obtained by the Company in the ordinary course). As of the date of the Applicable Closing, the Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

(d)          As of the date of the Applicable Closing, all Taxes that the Company is required by applicable Legal Requirements to withhold or collect, including sales and use, goods and services, harmonized sales, value added and similar Taxes, and amounts required to be withheld for Taxes of employees, have been duly withheld or collected and, to the extent required, have been timely remitted to the proper Governmental Authorities.

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(e)          The charges, accruals and reserves for Taxes with respect to the Company reflected on the Financial Statements (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) are adequate to cover all Taxes payable by the Company for all periods through the date of such Financial Statements, and such charges, accruals and reserves, as adjusted for the passage of time and ordinary course business operations of the Company through the date of the Applicable Closing are adequate to cover all Taxes payable by the Company for all periods through the date of the Applicable Closing. Since the Most Recent Balance Sheet Date through the date of the Applicable Closing, none of the Company nor any of its Subsidiaries has made, revoked or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, settled or compromised any audit, suit, proceeding, investigation, claim or other administrative proceeding or court proceeding relating to Taxes or Tax Returns or filed any amended Tax Return.

(f)           As of the date of the Investment Closing, the Tax Returns of the Company have been examined by any applicable taxing authorities through the Tax year ending December 31, 2017.

(g)          As of the date of the Applicable Closing, all assessments for Taxes payable by the Company with respect to completed and settled audits or examinations or any concluded litigation have been timely paid in full.

(h)          As of the date of the Applicable Closing, the Company has not granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(i)           As of the date of the Applicable Closing, no written claim has ever been made by a Governmental Authority in a jurisdiction where the Company has not filed Tax Returns that the Company is or may be subject to taxation by that jurisdiction. Schedule 5.8(i) sets forth, as of the date of the Applicable Closing, each jurisdiction (other than United States federal) in which the Company files or has been required to file any Tax Return or is liable for any Taxes on a “nexus” basis. As of the date of the Applicable Closing, no deficiencies for Taxes against the Company have been claimed, proposed, assessed or threatened in writing by any Governmental Authority, except for deficiencies that have been paid or otherwise resolved. As of the date of the Applicable Closing, there are no pending Proceedings relating to Taxes of the Company. As of the date of the Applicable Closing, no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Legal Requirement) has been entered into by or with respect to the Company.

(j)           As of the date of the Applicable Closing, the Company (i) is not, nor has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes and (ii) does not have any current or potential Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirement), as a transferee or successor, by Contract or otherwise. As of the date of the Applicable Closing, the Company is not a party to any Tax sharing, Tax allocation, Tax indemnity or any similar agreements, arrangements, or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority) that remains in effect, and no facts or circumstances exist as a result of which the Company is likely to become a party to or bound by, or incur any Liability under, any such agreement, arrangement or practice.

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(k)          As of the date of the Applicable Closing, the Company is not subject to any rulings, or requests for rulings, or advance pricing agreements or other agreements relating to any Tax matter with any Governmental Authority.

(l)           Within the five years preceding the Applicable Closing, the Company has not, either as a “distributing corporation” or as a “controlled corporation,” participated in a transaction intended to satisfy the requirements of Section 355 or Section 361 of the Code, nor has the Company otherwise engaged in a transaction which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m)          As of the date of the Applicable Closing, the Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the five (5) year-period ending on such date.

(n)          As of the date of the Applicable Closing, the Company has never engaged or participated in (i) any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) or (ii) any transaction that could give rise to (A) a reporting obligation under Section 6111 of the Code or the Treasury Regulations thereunder, (B) a list maintenance obligation under Section 6112 of the Code or the Treasury Regulations thereunder, (C) a disclosure obligation of a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations thereunder, or (D) any similar obligation under any predecessor or successor Tax Legal Requirement or comparable state, local or foreign Tax Legal Requirement.

(o)          The Company does not own any interest in an entity, or is a party to any contractual arrangement or joint venture or other arrangement, that is or could be characterized as a partnership for federal income Tax purposes.

(p)          The Company is not, nor ever has been, a party to a transaction or Contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

(q)          The Company has maintained, and made available to the Buyer, any documentation (including any applicable transfer pricing studies) required in connection with any related party transactions in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provision of any other Tax Legal Requirements.

(r)          The Company has not participated in an international boycott, as defined in Section 999 of the Code.

(s)          The Company does not own any interest in any Person that is treated as a “passive foreign investment company” within the meaning of Section 1297(a) of the Code.

(t)          The Company has never (i) made an election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes or (ii) made a similar election under any comparable provision of any Tax Legal Requirement. The Company has never been a “personal holding company” within the meaning of Section 542 of the Code.

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(u)          The Company is not a party to any gain recognition agreement under Section 367 of the Code. The Company has not incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code that has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

(v)         The Company will not be required to include any item of income in, or exclude any Tax credit or item of deduction from, the calculation of its Taxable income or Tax liabilities for any Taxable period (or any portion thereof) ending after the date of the Applicable Closing, including as a result of: (i) any change in, or improper use of, any method of accounting of the Company before the Applicable Closing or as a result of the transactions contemplated by this Agreement; (ii) any deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirement) with respect to the Company; (iii) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Legal Requirement) executed with respect to the Company on or prior to the date of the Applicable Closing; (iv) any installment sale or other open transaction disposition made by the Company on or prior to the date of the Applicable Closing; (v) any prepaid amount received or deferred revenue accrued by the Company on or prior to the date of the Applicable Closing; or (vi) Section 108(i) of the Code.

(w)          As of the date of the Applicable Closing, except as set forth on Schedule 5.8(w), the Company has never undergone an “ownership change” within the meaning of Section 382 of the Code.

(x)          The Company has not been, nor will be, required to pay Tax on any untaxed foreign earnings pursuant to Section 965 of the Code.

Section 5.9          Litigation and Other Proceedings; Orders. No Proceeding is or has ever been pending or, to the Company’s Knowledge, threatened by, against, or affecting the Company or any of its assets before or by any court, arbitrator, panel or other Governmental Authority, or which seeks to enjoin, restrain, or prohibit the Buyer in respect of the consummation of the transactions contemplated hereby. Neither the Company nor the Company Assets is operating under or subject to any injunction, writ, temporary restraining order, decree or any order of any nature by any Governmental Authority.

Section 5.10        No Material Adverse Effect. Since the Most Recent Balance Sheet Date, (i) there has been no Event that has had, or could reasonably be expected to result in, a Material Adverse Effect, (ii) the Company has conducted its business only in the ordinary course consistent with past practice and (iii) there has been no action taken by the Company that, if taken during the period from the Signing Date through the Acquisition Closing, would have constituted a breach of Section 9.1.

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Section 5.11        Licenses and Permits. The Company possesses all material Governmental Permits necessary for the conduct of its business (including all Governmental Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”)). All such Governmental Permits are all listed on Schedule 5.11. As of the Signing Date, the Company has not received written notice that the Company is in violation of any term of any Governmental Permit or that any Governmental Authority intends to revoke, limit or rescind any Governmental Permit related to the business of the Company. The business of the Company complies in all material respects with the Governmental Permits. The consummation of the transactions contemplated by this Agreement or any Ancillary Agreement will not result in the non-renewal, limitation, revocation or termination of any such Governmental Permit.

Section 5.12        Environmental Matters.

(a)          The business of the Company has been conducted in material compliance with all applicable Environmental Laws. (i) There has been and there is no release or presence of or exposure to Hazardous Substance at, on, under or from any property currently or formerly leased or operated by the Company in violation of any Environmental Law, or that is reasonably anticipated to result in a Proceeding arising under any Environmental Law (each such Proceeding, an “Environmental Claim”) or any requirement for investigation or remediation, and (ii) there is no reasonable basis for any such Environmental Claim.

(b)          All material Environmental Permits required under all applicable Environmental Laws for the continued operation of the business of the Company have been obtained, are valid and are listed on Schedule 5.12.

(c)          The Company (i) does not own or operate, or has ever owned or operated, any real property contaminated with any substance that is subject to any Environmental Law, (ii) is not liable for any off-site disposal or contamination pursuant to any Environmental Law, and (iii) has not received notice of any Environmental Claim.

Section 5.13        Governmental Consents and Approvals.

The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements and the consummation by the Company of the transactions contemplated hereby and thereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, order, consent or approval of, or other action by or in respect of, any Governmental Authority other than as may be required by the HSR Act.

Section 5.14        Intellectual Property.

(a)          Schedule 5.14(a) sets forth an accurate and complete list of all Owned Intellectual Property, including, (i) a correct, current and complete categorical description of the Know-How included in the Company Intellectual Property that is material to the Company's business or operations as currently conducted and as planned to be conducted, and (ii) for each item listed that is Registered Owned Intellectual Property, the title, application number, registration number, application date, issuance or registration date, country of registration, and other pertinent information. All assignments of the Owned Intellectual Property to the Company have been properly executed, delivered and recorded by the Company with the applicable Governmental Authority and none of the Owned Intellectual Property is subject to any claims of joint ownership. All registrations set forth on Schedule 5.14(a) are valid, enforceable and in force, and all applications set forth on Schedule 5.14(a) are pending and in good standing.

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(b)          The Company solely and exclusively owns all rights and interest in and has all title to the Owned Intellectual Property free and clear of all Encumbrances, and has a valid and enforceable license to use all Licensed Intellectual Property, free and clear of all Encumbrances. Each item of Company Intellectual Property will be owned or available for use by the Company immediately following any of the transactions contemplated by this Agreement or any Ancillary Agreement and following the Acquisition Closing on identical terms and conditions as it was prior to the Acquisition Closing. The Company Intellectual Property constitutes all Intellectual Property used in connection with or otherwise necessary for the conduct of the business of the Company as conducted and as planned to be conducted, including with respect to the activities contemplated by the Development Plan. The execution and delivery of this Agreement and the consummation and completion of the transactions contemplated by this Agreement will not result in the alteration, loss or impairment of, or payment of any additional amounts with respect to, require the consent of any Third Party in respect of, or otherwise adversely affect any Company Intellectual Property or otherwise alter or impair the ownership of, or right of the Company to use, any of the Company Intellectual Property.

(c)          All of the Company Intellectual Property is subsisting and enforceable. To the Company’s Knowledge, there are no facts or circumstances that would render (i) any of the Company Intellectual Property invalid or (ii) any Intellectual Property Agreements invalid or unenforceable. The Company has not received a claim that the Company Intellectual Property or Intellectual Property Agreements are invalid or unenforceable or challenging the ownership of any Owned Intellectual Property or right to use any Company Intellectual Property, nor has any such claim been asserted in any pending or, to the Company’s Knowledge, threatened litigation or proceeding before any Governmental Authority, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such claims. None of the Company Intellectual Property is subject to any pending or, to the Company’s Knowledge, threatened claims or proceedings for infringement, misappropriation, re-examination, inter-partes review, opposition, cancellation, dilution, revocation or any other violation of any Intellectual Property rights of any Third Party, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such claims or proceedings. None of the Intellectual Property Agreements are subject to any pending or, to the Company’s Knowledge, threatened claims or proceedings for breach, default, or any violation of any rights of any Third Party, and the Company is not aware of any facts or circumstances that could reasonably be expected to give rise to any such claims or proceedings.

(d)          All registration, application issuance, renewal, maintenance and other payments that are or have become due with respect to the Company Owned Intellectual Property have been timely paid, all necessary renewal applications have been timely filed and all other steps necessary for maintenance have been taken in a timely manner.

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(e)          Each Person (including each current and former employee, officer and director of the Company and each current and former independent contractor of the Company) that was or is involved in the invention, conception, creation, formulation, development, design, modification, and/or reduction to practice of any Owned Intellectual Property has executed a valid and binding written agreement expressly assigning to the Company (and requiring the confidentiality of) all right, title and interest in and to, and including all applicable work made for hire provisions related to, all Intellectual Property invented, created, formulated, developed, modified, conceived and/or reduced to practice by such Person (collectively, the “IP Assignment Agreements”). No Person who has been involved in the invention, conception, creation, formulation, development, design, modification, conception and/or reduction to practice of any Owned Intellectual Property: (i) has any right, license, and claim or interest whatsoever in or with respect to any Owned Intellectual Property or (ii) is in material violation of any IP Assignment Agreement.  Each Person that was or is involved in the invention, conception, creation, formulation, development, design, modification, conception and/or reduction to practice of any Owned Intellectual Property undertook such actions either (i) as a current or former employee, officer or director of the Company within the scope of their employment or (ii) as a current or former independent contractor of the Company within the scope of their engagement with the Company.

(f)          The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of the Confidential Intellectual Property and to protect the proprietary nature of the Company Intellectual Property. None of the Confidential Intellectual Property has been disclosed to any Person not bound, prior to such disclosure, by a written confidentiality agreement or IP Assignment Agreement protecting the confidentiality thereof, and there has been no actual or alleged violation of such agreements with respect to any Confidential Intellectual Property. No Proceeding relating to an improper use or disclosure, or breach in the security or confidentiality, of any Confidential Intellectual Property has been initiated or threatened against the Company.

(g)          (i) Neither the Company Intellectual Property (or any use thereof), nor the conduct of the business of the Company as currently and formerly conducted, (and, to the Company’s Knowledge, as planned to be conducted), nor the products, processes and services of the Company as currently and formerly offered (and, to the Company’s Knowledge, as planned to be offered), including the Product, violates any license, agreement or Contract, or infringes, misappropriates or otherwise violates any Intellectual Property owned by a Third Party and (ii) no suit, action or claim has been asserted, threatened or is or was pending concerning any claim or position that the Company has infringed, misappropriated or violated or is currently infringing, misappropriating or violating any Intellectual Property of a Third Party or is in breach or default under any Contract or Intellectual Property Agreement.

(h)          All rights and licenses granted under or pursuant to all Intellectual Property Agreements are for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) licenses to rights to “intellectual property” as defined under the Bankruptcy Code.

(i)          To the Company’s Knowledge, no Person (including any current or former employee or consultant of the Company) has infringed, misappropriated or violated or is currently infringing, misappropriating or violating the Company Intellectual Property.

(j)          There have been no material breaches of the Company’s or its service providers’ security procedures, systems, policies or technologies or any material attempted or successful unauthorized incidents of access, use, disclosure, modification, or destruction of information or interference with systems operations in any information system or database of the Company or any storing any Company Intellectual Property or Personal Data, including any such breach or incident that required or requires notice to any Third Party.

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(k)          The Company has at all times complied with (i) all Privacy Laws worldwide, including, the EU Data Protection Directive (Directive 95/46/EC), the EU General Data Protection Regulation (Regulation (EU) 2016/679) and Health and Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d) and (ii) all Privacy Agreements, and no Person has made any illegal or unauthorized use of any Personal Data constituting Company Intellectual Property. The Privacy Agreements do not require the delivery of any notice to or consent from any Person, or prohibit the unqualified transfer of Personal Data constituting Company Intellectual Property, in connection with the execution, delivery or performance of this Agreement, or the consummation of any of the transactions contemplated hereby and thereby.

(l)          The Company is in compliance with the duty of candor obligations owed to the United States Patent & Trademark Office (“USPTO”) required by 37 C.F.R. § 1.56 with respect to all Patent applications filed by the Company with the USPTO, and with all similar Legal Requirements with respect to Patent applications filed outside the United States. Further, and in accordance with the Company’s duty of candor, the Company has promptly notified the USPTO (and with respect to Patent applications filed outside the United States, the applicable Government Authority) of all information material to the patentability of any claim of any Patent application, continuation or continuation-in-part pending before the USPTO (or with respect to Patent applications filed outside the United States, the applicable Government Authority).

(m)          None of the software included in the Company Intellectual Property was developed using, includes, incorporates, links to or otherwise requires the use of any open source, free software, or freeware of any kind. The Company has not used any open source, free software, or freeware of any kind in a manner that does, will, or would reasonably be expected to, require the (i) disclosure or distribution of any software included in the Company Intellectual Property in source code form or object code form; (ii) license or other provision of any such software on a royalty-free basis; or (iii) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any portion of such software.

Section 5.15        Employee Plans and Personnel Matters.

(a)          Schedule 5.15 lists each Company Employee Plan. Each Company Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and the applicable Legal Requirements of the relevant jurisdiction (including the requirements for any funding and Tax-favored treatment intended for such plan or applicable to plans of its type). No event, transaction or condition exists or has occurred that is reasonably likely to result in the loss or material limitation of any such Tax-favored treatment.

(b)          All required reports and descriptions (including Form 5500 annual reports, summary annual reports and summary plans descriptions) have been timely filed and/or distributed in accordance with the applicable requirement of ERISA and the Code with respect to each Company Employee Plan. The requirements of COBRA have been met in all material respects with respect to each Company Employee Plan that is subject to COBRA.

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(c)          All material contributions, premiums and benefit payments in respect of the Company Employees (and any spouse, beneficiary or dependent thereof) under or in connection with the Company Employee Plans due prior to the Signing Date and the Acquisition Closing, as applicable, have been timely made.

(d)          Each Company Employee Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a determination from the Internal Revenue Service that such Company Employee Plan is so qualified, or with respect to a prototype plan can rely on an opinion letter from the Internal Revenue Service to the effect that such Company Employee Plan is so qualified, and the Company is not aware of any facts or circumstances that would reasonably be expected to adversely affect the qualified status of such plan.

(e)          To the Company’s Knowledge, there have been no acts or omissions by any party with respect to the Company Employee Plans which have given rise to or may give rise to fines, penalties, taxes or related charges under applicable Legal Requirements for which after the Signing Date or the Acquisition Closing, the Company or the Buyer could reasonably be expected to be liable.

(f)          There are no actions, suits, claims (other than routine claims for benefits) or investigations pending or, to Company’s Knowledge, threatened, involving any Company Employee Plan or the Company Assets for which the Company (after the Signing Date) or the Buyer (after the Acquisition Closing) could reasonably be expected to incur any material Liability and no event, transaction or condition exists or has occurred which could reasonably be expected to give rise to any such actions, suits, claims (other than routine claims for benefits) or investigations. The Company has no material Liability with respect to any Plan other than for contributions, payments or benefits due in the ordinary course of business under the current Company Employee Plans.

(g)         With respect to each Company Employee Plan, the Company has made available to the Buyer correct and complete copies of each of the following: (i) where the Company Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, insurance policies and contracts, and administration agreements and similar agreements; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications relating to any Company Employee Plan; (v) in the case of any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; and (vi) in the case of any Company Employee Plan for which a Form 5500 is required to be filed, a copy of the most recently filed Form 5500 (with all applicable attachments).

(h)          Other than as required under COBRA, no Company Employee Plan provides health, life insurance or other welfare benefits to retired or other terminated employees, officers, independent contractors, or directors of the Company (or any spouse, beneficiary or dependent thereof), and the Company does not have any obligation to provide any such benefits..

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(i)          No Company Employee Plan is a “defined benefit plan” within the meaning of Section 3(35) of ERISA, a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA, or a “multiple employee plan” within the meaning of Section 413(c) of the Code, and the Company does not have any Liability with respect to any such plan.

(j)          Neither the execution of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, will (either alone or in combination with another event): (i) increase the amount of compensation or benefits otherwise payable under any Company Employee Plan; (ii) result in the acceleration of the time of payment, exercisability, funding or vesting of any such benefits; or (iii) result in any payment (whether severance pay or otherwise) becoming due to, or with respect to, any current or former employee, officer, independent contractor, or director of the Company.

(k)          No payment or series of payments that would constitute a “parachute payment” (within the meaning of Section 280G of the Code) has been made or will be made by the Company, directly or indirectly, to any current or former employee, officer, independent contractor, or director in connection with the execution of this Agreement or the Ancillary Agreements or as a result of the consummation of the transactions contemplated hereby.

(l)          Each Company Employee Plan that is subject to Section 409A of the Code has been administered in compliance with the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, and no amounts under any such arrangement is or has been subject to the interests and additional tax set forth under Section 409A(a)(1)(B) of the Code. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any current or former employee, officer, independent contractor, or director of the Company for any Taxes, interest or penalties incurred in connection with any Company Employee Plan (including without limitation any Taxes, interest or penalties incurred pursuant to Section 409A or 4999 of the Code).

(m)          All of the personnel needed to run the business of the Company are employees or consultants of the Company, and no employees of the Company are, or ever have been, covered by a collective bargaining agreement or represented by a union or other labor organization or bargaining agent; and (ii) to the Knowledge of the Company, no union organizing efforts are being, or within the last three years have been, conducted with respect to any employees of the Company.

(n)          The Company has properly classified for all purposes (including for Tax purposes and for purposes of determining eligibility to participate in any Plan) all Persons who have performed services for or on behalf of the Company and has properly withheld and paid all applicable Taxes and made all required filings in connection with services provided by such Persons to the Company in accordance with such classifications.

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Section 5.16        Compliance with Legal Requirements. The Company is, and has been since its incorporation, in compliance in all material respects with all Legal Requirements applicable to it. The Company has not received written notice from a Governmental Authority of any violations with respect to Legal Requirements applicable to it, or any notice that any facility of the Company is not in material compliance with applicable Legal Requirements or requires any material improvement, modification or alteration in order to lawfully continue any aspect of the operations conducted at the facility. Neither the Company nor any of its respective directors or officers, or to the Company’s Knowledge, any of the Company’s agents, employees or any other Persons acting on its behalf, has (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or private counterparties, or established or maintained any unlawful or unrecorded funds or taken any other action in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable Legal Requirement, (ii) paid, accepted, offered, promised, authorized or received any unlawful contributions, payments, expenditures or gifts, or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable domestic or foreign laws and regulations.

Section 5.17        Regulatory and GxP Compliance.

(a)          The Company (i) is and has been in compliance with (A) all applicable Legal Requirements relating to or promulgated by the FDA and other Healthcare Regulatory Authorities and (B) all Healthcare Regulatory Authorizations, including all requirements of the FDA and all other Healthcare Regulatory Authorities, in each case that are applicable to the Company, or by which any property, product, filing, clinical trial, submission, registration, declaration, approval, practice or other asset of the Company is bound, governed or affected and (ii) has held all Healthcare Regulatory Authorizations required for the conduct of its businesses.

(b)          All reports, documents, claims and notices required or requested to be filed, maintained, or furnished to any Healthcare Regulatory Authority by the Company, have been so filed, maintained or furnished and were complete and correct in all respects on the date filed (or were corrected in or supplemented by a subsequent filing).

(c)          (i) All preclinical and clinical studies or tests sponsored by the Company have been conducted in compliance with standard medical and scientific research procedures and applicable Legal Requirements and GxP requirements (including Good Manufacturing Practices, Good Pharmacovigilance Practices, and Good Clinical Practices requirements and Legal Requirements restricting the use and disclosure of individually identifiable health information) and (ii) the Company has not received written notice from (A) the FDA or any other Healthcare Regulatory Authority with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or modification of such studies or tests or investigational product or (B) any Person regarding any breach or alleged breach with respect to individually identifiable health information.

(d)          The Company has not (i) made an untrue statement of a fact or fraudulent statement to the FDA or any other Healthcare Regulatory Authority, (ii) failed to disclose a fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a basis for the FDA to invoke its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy or (iv) been the subject of any investigation by the FDA pursuant to its Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities Final Policy. Neither the Company nor any officer, employee, agent or clinical investigator of the Company has been suspended or debarred or convicted of any crime or engaged in any conduct that could result in (a) debarment under 21 U.S.C. Section 335a or any other Legal Requirement or (b) exclusion under 42 U.S.C. Section 1320a-7 or any other Legal Requirement.

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(e)          As to each product subject to the FDCA, or similar Legal Requirements in any non-United States jurisdiction, that is or is intended to be developed, manufactured, tested, distributed or marketed by the Company (a “Medical Product”), each such Medical Product is being developed, manufactured, tested, distributed and/or marketed in all respects in compliance with all applicable requirements under the FDCA and similar Legal Requirements, including those relating to investigational use, pre-market clearance or marketing approval to market a Medical Product, Good Manufacturing Practices, Good Distribution Practices, labeling, advertising, record keeping, filing of reports and security.

(f)          The Company has not received any notice or other communication from any Governmental Authority (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or (B) otherwise alleging any violation applicable to any Medical Product of any Legal Requirement. (i) No Medical Product is under consideration by the Company for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued and (ii) no proceedings (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Product are pending against the Company or any licensee of any Medical Product.

Section 5.18        Brokers. Except as set forth on Schedule 5.18, no broker, finder or investment banker is entitled to any brokerage, finder’s, opinion or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon or arising from arrangements made on behalf of the Company and its Affiliate.

Section 5.19        No Restrictions on the Transactions. Section 203 of the DGCL does not apply to the Company. There are no anti-takeover, “fair price,” “moratorium,” “control share acquisition” or similar statute or regulation, restriction or provision of the DGCL or the laws of any other jurisdiction, the certificate of incorporation or organizational regulations, or other organizational or constitutive document or governing instruments of the Company that would prevent, impede or delay the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including the Stock Purchase Investment and the Acquisition. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Company is subject, party or otherwise bound. No further action by the Board of Directors of the Company is necessary to approve the Transactions. As of the date of this Agreement, the Company does not have an open binding offer (other than this Agreement) that would meet the criteria set forth in Section 9.3.

Section 5.20        Investigation.

(a)          The Company and the Sellers acknowledge and agree that, except for the representations and warranties contained in this Agreement, the Buyer does not make any other representations or give any other warranties, express or implied.

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(b)          The Company and the Sellers acknowledge and agree that in entering into this Agreement they have each relied solely on their own respective investigation and the representations and warranties contained In this Agreement.

Article 6.
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

Section 6.1          Organization of the Buyer; Due Authorization.

(a)          The Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of Delaware, (ii) is duly licensed and qualified to conduct its business in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification, except where any such failures to be so qualified or licensed have not had, or are not reasonably likely to have, a material adverse effect on the ability of the Buyer to consummate the Transactions and (iii) holds all necessary corporate power and authority to own, license and operate its assets and properties, to conduct its business, to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transactions. This Agreement and the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement and the Ancillary Agreements by the Buyer, the performance by the Buyer of its obligations hereunder and thereunder and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement or the consummation by the Buyer of the transactions contemplated hereby and thereby.

(b)          Each of this Agreement and the Ancillary Agreements to which it is or will be a party has been or will be, as the case may be, duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery by the Company) constitutes or will constitute a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)          The board of directors of the Buyer has unanimously adopted resolutions, prior to entry thereto, approving this Agreement and the transactions contemplated by this Agreement and the Ancillary Agreements.

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Section 6.2          No Conflict. Assuming that all consents, approvals, authorizations and other actions have been obtained or made and any applicable waiting period under the HSR Act has expired or been terminated, neither the execution or delivery by the Buyer of this Agreement or any of the Ancillary Agreements, or the performance by the Buyer of its obligations under this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby will (a) result in any breach of any provision of the Buyer’s certificate of incorporation and by-laws, each as amended from time to time, (b) result in any breach of, require (with or without notice or lapse of time or both) any consent or notice or constitute a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, any contract or order or judgment to which the Buyer is a party or by which it or its assets are bound or (c) violate any applicable Legal Requirement.

Section 6.3          Governmental Consents. The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement and the Ancillary Agreements by the Buyer will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than compliance with and filings under the HSR Act.

Section 6.4          Financing of the Transactions. On the date of the Acquisition Closing, the Buyer will have sufficient immediately available funds to pay, in cash, the Acquisition Closing Purchase Price, and all other amounts payable by the Buyer pursuant to this Agreement and the Ancillary Agreements or otherwise necessary to be paid by the Buyer to consummate the transactions contemplated hereby and thereby.

Section 6.5          Litigation and Other Proceedings; Orders. As of the Signing Date, no litigation, regulation, or legislation shall be pending or, to the Buyer’s knowledge, overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit the Buyer in respect of the consummation of the transactions contemplated hereby.

Section 6.6         Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon or arising from arrangements made on behalf of the Buyer and its Affiliates which would be payable by the Company.

Section 6.7          Investigation.

(a)          In connection with the Buyer’s investigation of the Company and the Company Shares, Buyer has received from the Company certain projections, forecasts and other planning and budget information for the Company. The Buyer acknowledges that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to it, and that Buyer will not assert any claim against the Company and its Affiliates and/or any of its directors, officers, employees or agents, respectively, or hold any such entities and/or Persons liable with respect thereto.

(b)          Buyer acknowledges and agrees that, except for the representations and warranties contained in this Agreement, the Company does not make any other representations or give any other warranties, express or implied.

(c)          Buyer acknowledges and agrees that in entering into this Agreement it has relied solely on its own investigation and the representations and warranties contained in this Agreement.

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Article 7.
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby severally represents and warrants to the Buyer as of the Signing Date and as of the date of the Acquisition Closing, as if such representations and warranties were made as of the date of the Acquisition Closing, as follows:

Section 7.1          Organization of Seller.

(a)          If such Seller is an entity, such Seller (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction and organization, (ii) is duly licensed and qualified to conduct its business in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it requires such licensing or qualification, except where any such failures to be so qualified or licensed have not had, or are not reasonably likely to have, a material adverse effect on the ability of such Seller to consummate the Transactions and (iii) holds all necessary corporate power and authority to own, license and operate its assets and properties, to conduct its business, to enter into this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, including the Transactions. This Agreement and the consummation of the transactions contemplated hereby, the execution and delivery of this Agreement and the Ancillary Agreements by such Seller, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby, have been duly authorized by all requisite action on the part of such Seller, and no other proceedings on the part of such Seller are necessary to authorize the execution and delivery of this Agreement or the consummation by such Seller of the transactions contemplated hereby and thereby.

(b)          Each of this Agreement and the Ancillary Agreements to which it is or will be a party has been or will be, as the case may be, duly executed and delivered by such Seller and (assuming due authorization, execution and delivery by the Buyer) constitutes or will constitute a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their respective terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 7.2           No Conflict. Assuming that all consents, approvals, authorizations and other actions, and any applicable waiting period under the HSR Act has expired or been terminated, neither the execution or delivery by such Seller of this Agreement or any of the Ancillary Agreements, or the performance by such Seller of its obligations under this Agreement or any of the Ancillary Agreements, or the consummation of the transactions contemplated hereby or thereby will (a) if such Seller is an entity, result in any breach of any provision of such Seller’s organizational documents, as amended from time to time, (b) result in any breach of, require (with or without notice or lapse of time or both) any consent or notice or constitute a default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, any contract or order or judgment to which such Seller is a party or by which it or its assets are bound or (c) violate any applicable Legal Requirement.

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Section 7.3           Governmental Consents. The execution and delivery of this Agreement by such Seller does not, and the performance of this Agreement and the Ancillary Agreements by such Seller will not, require any consent, approval, authorization or other order of, action by, filing with or notification to, any Governmental Authority other than compliance with and filings under the HSR Act.

Section 7.4          Title to Stock. As of the Signing Date, such Seller is the record and beneficial owner of all of the Company Securities shown in Schedule 5.3 to be held by such Seller, and such Seller has good and valid title to such securities free and clear of any and all Encumbrances. As of immediately prior to the Acquisition Closing, such Seller is the record and beneficial owner of all of the Acquisition Shares shown in Exhibit H (as amended pursuant to Section 4.2) and such Seller has the power and authority to sell, transfer, assign and deliver such Acquisition Shares at the Acquisition Closing as provided in this Agreement, and such delivery will convey to the Buyer good and marketable title to all such Acquisition Shares, free and clear of any and all Encumbrances.

Section 7.5           Litigation and Other Proceedings; Orders. No litigation, regulation, or legislation shall be pending or, to such Seller’s knowledge, overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit such Seller in respect of the consummation of the transactions contemplated hereby.

Section 7.6          Brokers. Except as set forth on Schedule 5.18, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon or arising from arrangements made on behalf of such Seller.

Article 8.
ADDITIONAL AGREEMENTS

Section 8.1          Completion of the Acquisition as a Merger. If at the Acquisition Closing, the Acquired Shares delivered or to be delivered by the Sellers constitute less than all of the equity interests of the Company, including equity interests of the Company to be issued upon exercise, conversion or exchange of then-outstanding securities of the Company, other than equity interests of the Company beneficially owned by the Buyer or an Affiliate of the Buyer, then, at the Buyer’s sole discretion, (a) the Buyer may proceed at its sole discretion with the Acquisition pursuant to the terms of this Agreement, provided, however, that all payments from the Buyer to the Representative for the benefit of and distribution to the Sellers pursuant to this Agreement shall be reduced accordingly to address the equity interests, including equity interests of the Company to be issued upon exercise, conversion or exchange of then-outstanding securities of the Company, that are not tendered at the Closing, or (b) upon written notice from the Buyer to the Representative, the Buyer, the Company and the Representative shall, on behalf of itself and all of the Sellers, amend this Agreement to provide that the acquisition of the Company by the Buyer shall proceed by way of an Agreement and Plan of Merger (the “Merger”), whereby all Options, RSUs and Warrants in respect of Company Shares and all Acquired Shares (including Company Shares issued on the exercise of Options, RSUs or Warrants) are exercised, redeemed or purchased, as the case may be, on the same terms and conditions as this Agreement. For the avoidance of doubt, the amount of the payment of the consideration to be paid by the Buyer for each Acquired Share pursuant to the Merger shall be identical to the amount of the payment of the consideration to be paid by the Buyer pursuant to this Agreement. If this Agreement is amended pursuant to this Section 8.1, each Seller hereby appoints the Representative as its sole and exclusive attorney and proxy, with full power of substitution and resubstitution, to vote and exercise all voting rights (to the full extent that such Seller is entitled to do so) with respect to the shares of capital stock of the Company that are owned of record by such Seller, and any and all other shares or securities issued or issuable in respect thereof, and to execute and deliver all consents, certificates, agreement or other documents, that the Buyer and the Representative shall determine are necessary or desirable to authorize and approve the Merger. Upon each Seller’s execution of this Agreement, any and all prior proxies given by such Seller with respect to the voting of any of its shares of capital stock of the Company in connection with the authorization or approval of the Merger are hereby revoked and such Seller agrees not to grant any subsequent proxies with respect to such matters. The proxy granted pursuant to this Section 8.1 is irrevocable, is coupled with an interest, and is granted in consideration of the Buyer entering into this Agreement. Nothing in this Section 8.1 shall be deemed in any way to limit the Buyer’s rights otherwise under this Agreement.

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Section 8.2          Completion of the Acquisition as an Asset Sale. At the Acquisition Closing, at the Buyer’s sole discretion, upon written notice from the Buyer to the Representative, the Buyer, the Company and the Representative shall, on behalf of itself and all of the Sellers, amend this Agreement to provide that the acquisition of the Company by the Buyer shall proceed by way of an Asset Purchase Agreement, whereby the Buyer shall acquire substantially all of the assets and liabilities of the Company on the same terms and conditions as this Agreement. The amount of the payment of the consideration to be paid by the Buyer to the Company for the assets and liabilities thereunder shall equal the aggregate amount of the consideration to be paid by the Buyer to the Sellers pursuant to this Agreement increased to account for any negative corporate-level tax effects of an asset purchase transaction as compared with a stock purchase transaction, such that the Sellers, after the distribution of such aggregate consideration from an asset purchase transaction to them by the Company, receive the same aggregate consideration as is contemplated by this Agreement. Nothing in this Section 8.2 shall be deemed in any way to limit the Buyer’s rights otherwise under this Agreement.

Article 9.
COVENANTS OF THE PARTIES

Section 9.1          Conduct of Business of the Company. The Company shall, during the Pre-Closing Period, except as expressly required by this Agreement or by applicable Legal Requirements or with the prior written consent of the Buyer (in the Buyer’s sole discretion), (i) conduct its business in the ordinary course of business consistent with past practice, (ii) fully comply with its covenants and obligations under any Contract to which it is a party and enforce its rights thereunder, (iii) use its reasonable best efforts to preserve intact its business organization, to keep available the services of its current officers and employees, to preserve its present goodwill and satisfactory relationships with Governmental Authorities, suppliers, licensors, and other Persons having business relationships with it and (iv) comply with the Development Plan and the Budget. Without limiting the generality of the foregoing, between the Signing Date and the Acquisition Closing, except as expressly required by this Agreement or by applicable Legal Requirements, the Company shall not, without the prior written consent of the Buyer (in the Buyer’s sole discretion):

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(a)          amend or propose to amend its certificate of incorporation (including any certificate of designations) or by-laws;

(b)          establish any Subsidiary or enter into any new line of business or division;

(c)          (i) split, combine, or reclassify any Company Securities or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, any Company Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, directly or indirectly, any Company Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any contract with respect to the voting of, the Company Securities;

(d)          issue, offer, sell, pledge, dispose of, or encumber any Company Securities, other than (i) issue Common Shares upon the exercise of any equity award granted as of the Signing Date under any Company Employee Plan outstanding as of the Signing Date in accordance with its terms or (ii) issue Common Shares prior to the Acquisition Closing upon the exercise of any equity award in accordance with Section 4.2 and Section 9.7(b)(1);

(e)          acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof;

(f)          merge or consolidate with any other Person, adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization, or commence or file any petition seeking liquidation, protection or other relief under any U.S. federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement or the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official;

(g)          transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Encumbrance, any Company Assets (including any Company Intellectual Property);

(h)          incur, assume or otherwise become directly or indirectly liable for, or modify, any Indebtedness other than trade account payables incurred in the ordinary course of business consistent with past practice, or lend any money to any director, officer or employee of the Company;

(i)           enter into, renew or extend, amend or modify, or waive any rights under, any material contract in any material respect, or consent to or initiate the termination of any material contract;

(j)           institute, settle, waive its rights under or compromise any Proceeding other than any Proceeding brought by the Company against the Buyer arising out of a breach or alleged breach of this Agreement by the Buyer;

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(k)          enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(l)           abandon, allow to lapse, sell, assign, transfer, grant any security interest in, otherwise encumber or dispose of any Company Intellectual Property, or grant any right or license to any Company Intellectual Property;

(m)         disclose to another Person, or facilitate the use or transfer by or to another Person, of any Investigational New Drug, NDA, “regulatory documents”, “essential documents” or any amendments thereto, any data or information contained in the files submitted to the FDA, or any other information or data, in each case, related to the Product or improvements thereon except in the ordinary course of business; or

(n)          agree or commit to do any of the foregoing.

Section 9.2          Access to Information Prior to the Acquisition Closing. During the Pre-Closing Period, the Company will, and will cause its officers, employees, independent public accountants and other representatives, (i) to afford the Buyer, its Affiliates and their representatives reasonable access to the officers, employees, agents, offices, other facilities, properties, data and books and records of the Company, including financial and accounting information and working papers that the Buyer may from time to time reasonably request and (ii) to furnish, as promptly as practicable, to the Buyer, its Affiliates and their representatives such additional information regarding the Company as the Buyer, its Affiliates and their representatives may from time to time reasonably request (including for the avoidance of doubt, reasonable access to information from Patheon regarding the Product); provided, however, that such access will be provided upon reasonable notice, during normal business hours, and in a manner that will not unreasonably interfere with the conduct of the business of the Company. Notwithstanding anything to the contrary in this Agreement, the Company will not be required to disclose any information to the Buyer if such disclosure would (i) invalidate any attorney-client privilege or (ii) contravene any applicable Legal Requirement or fiduciary duty; provided, however, that the Company shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so would not reasonably be likely to result in the violation of any such Legal Requirement or fiduciary duty, or reasonably be likely to cause such privilege to be undermined with respect to such information (including the Company using commercially reasonable efforts to obtain any required consent from any third party under any such Contract for the Buyer, its Affiliates and their representatives to access any such information). The Company acknowledges that the Buyer may be subject to obligations under Legal Requirements and that the Buyer may require the Company’s support and cooperation to comply with such statutory obligations. The Company hereby agrees to reasonably cooperate with the Buyer and to take all actions necessary, including providing information, to enable the Buyer to comply with such obligations. No investigation pursuant to this Section 9.2 or information provided, made available or delivered pursuant to this Section 9.2 or otherwise, or any knowledge that any Person may have shall affect any representations or warranties or conditions or rights contained in this Agreement or any Ancillary Agreement.

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Section 9.3	No Solicitation. During the Pre-Closing Period, the Sellers and the Company shall not (and shall cause their respect Affiliates not to), and shall not authorize or permit their respective directors, officers, employees, agents, advisors, legal counsel, investment bankers and other representatives (the foregoing Persons are referred to herein as “Representatives”) to, and shall instruct each of its Representatives not to, directly or indirectly, (a) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company or any division of the Company, (b) other than in the Company’s ordinary course of business including to licensors and advisors who are under an obligation of confidentiality, furnish any non-public information concerning the business, properties or assets of the Company or any division of the Company to any party (other than the Buyer), or (c) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction. The Sellers and the Company shall (and shall cause their respective Affiliates to) cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of their respective Representatives to continue, and shall instruct each such Representatives to terminate, any and all existing activities, discussions, or negotiations, if any, with any third party conducted prior to the Signing Date with respect to any such transaction and shall use its reasonable best efforts to cause any such third party (and the Affiliates and Representatives of the Sellers, the Company or their respective Affiliates) in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company or any of the Sellers to return or destroy (and confirm destruction of) all such information. Notwithstanding the foregoing, it shall not be a violation of this Section 9.3 for the Company, acting in good faith, to initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion solely to the extent that such inquiry, proposal, offer or discussion is limited to the purchase of any and all securities in the Company held by the Sellers pursuant to Section 9.7(b)(5) as of the Signing Date.

Section 9.4          Further Action.

(a)          During the Pre-Closing Period, each of the parties to this Agreement, subject to the Buyer’s sole discretion as to the exercise of its Purchase Option, will use all commercially reasonable efforts to take, or to cause to be taken, all appropriate action, to do or cause to be done all things necessary, proper or advisable under applicable Legal Requirements, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and the Ancillary Agreements, satisfy the conditions precedent contained herein for the benefit of the other parties hereto and consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, including to use their commercially reasonable efforts to obtain all requisite consents of or waivers from Third Parties.

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(b)          To the extent that the execution or delivery by the Company of this Agreement or any of the Ancillary Agreements, or the performance by the Company of its obligations under this Agreement or any of the Ancillary Agreements, or the consummation of the Stock Purchase Investment, the Acquisition or any other transaction contemplated hereby or thereby causes or would cause a breach of any Company Contract, permit or right or gives any Person other than the Company the ability to terminate any such Company Contract, permit or right, the Company shall use reasonable commercial efforts to obtain as promptly as practicable the consent of any Third Parties required to prevent or cure such breach or termination.

Section 9.5          Regulatory and Other Authorizations.

(a)          Subject to the following sentence with respect to filings under the HSR Act, the Sellers, the Company and the Buyer will (i) use their reasonable best efforts to obtain as promptly as reasonably practicable all authorizations, consents, orders, actions and approvals, and to make all filings with and to give all notices to all Governmental Authorities required to consummate the transactions contemplated by this Agreement, (ii) cooperate fully with the other parties hereto in promptly seeking to obtain all such authorizations, consents, orders, actions and approvals and to make all such filings and give such notices and (iii) provide such other information to any Governmental Authority as such Governmental Authority may reasonably request in connection therewith. Following the exercise of the Buyer’s Purchase Option, each party hereto agrees to make as promptly as possible (but in no event later than ten (10) Business Days after such exercise), any required filings under the HSR Act with respect to the Acquisition and to supply as promptly as reasonably practicable to the appropriate Governmental Authorities any information and documentary material that may be reasonably requested in connection with such HSR Act filings. Each of the Company and the Buyer will pay half of any fees associated with any filings under the HSR Act in connection with this Agreement. The Company will pay all other fees or make other payments provided for under Legal Requirements to any Governmental Authority in order to obtain any such authorizations, consents, orders or approvals.

(b)          Notwithstanding any provision of this Agreement to the contrary, in no event shall the Buyer or any of its Affiliates be required to agree to divest, abandon, license, hold separate or take similar action with respect to any assets of the Company or the Buyer or any Affiliate thereof.

(c)          During the Pre-Closing Period, (1) the Company and the Buyer will each promptly notify the other party of any communication that it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit, when practicable, the other party to review in advance any proposed communication by such party to any Governmental Authority, (2) neither the Company nor the Buyer will agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation (including any settlement of the investigation), litigation, or other inquiry until it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting, (3) the Company and Buyer will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act and (4) the Company and the Buyer will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement; provided, however, that materials may be redacted (w) to remove references concerning the valuation of the Company Shares or the business of the Company, (x) as necessary to comply with contractual arrangements, (y) as necessary to address reasonable privilege or confidentiality concerns and (z) as necessary to address competitive or regulatory concerns; however, both parties shall assess on a case-by-case basis in good faith whether the redacted information may be exchanged between outside competition counsel for the purpose of any merger control proceedings.

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(d)          The Buyer and the Company will, or will cause their respective Affiliates to, notify their respective employees in respect of whom notification is required under applicable Legal Requirements or by contract of the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 9.6          Notifications.

During the Pre-Closing Period or at any time following the written request of another party hereto, each party hereto will promptly notify the other party (provided that notice to or from the Representative shall be deemed notice to or from all Sellers) in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions for the benefit of another party set forth in Article 10, as applicable, of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 9.6 will not limit or otherwise affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 9.7          Limitation on Purchases and Sales of Common Shares.

(a)          Except as provided in Section 9.7(b), except for the Investment Shares, during the Pre-Closing Period, neither the Company, the Sellers, nor the Buyer shall issue (in the case of the Company), buy, sell or otherwise subject to a security interest, pledge, hypothecation, mortgage or lien, (or enter into any hedging arrangement or derivative transaction with respect to) any Company Shares (or any other securities of the Company), nor shall any of them register, request registration of or take any action to begin the process of registering Company Shares for sale pursuant to a registration statement filed with the SEC.

(b)          The restrictions in Section 9.7(a) shall not apply to:

(1)          the grant after the Signing Date of equity awards under the Company’s 2017 Stock Incentive Plan that are available and unissued as of the Signing Date in the aggregate amount set forth on Schedule 9.7(b); provided that any recipient of such equity award shall be required to become a party to this Agreement by executing and delivering the Adoption Agreement attached to this Agreement as Exhibit J (the “Adoption Agreement”), upon which such Person shall thereafter be deemed a Seller for all purposes under this Agreement (including Section 4.2);

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(2)          transfers of Company Shares to the Company as forfeitures to satisfy tax withholding and remittance obligations of the applicable equityholder in connection with the vesting or exercise of equity awards granted pursuant to any Company Employee Plan, or pursuant to a net exercise or cashless exercise by the applicable equityholder of outstanding equity awards pursuant to any Company Employee Plan;

(3)          transfers of any equity of the Company by any Person (other than the Company) to an Affiliate of such Person; provided that any recipient of such equity shall be required to become a party to this Agreement by executing and delivering the Adoption Agreement, upon which such Person shall thereafter be deemed a Seller for all purposes under this Agreement;

(4)          the transfer of any equity of the Company by gift, by will or intestate succession, or pursuant to a court approved divorce settlement; provided that any recipient of such equity shall be required to become a party to this Agreement by executing and delivering the Adoption Agreement, upon which such Person shall thereafter be deemed a Seller for all purposes under this Agreement; and

(5)          the sale by Sellers of Common Shares during the 90 day-period beginning on the Signing Date on the same terms and conditions as the Stock Purchase Investment to purchasers who do not conduct business in the biopharmaceutical industry; provided that any recipient of such Common Shares shall be required to become a party to this Agreement by executing and delivering the Adoption Agreement, upon which such Person shall thereafter be deemed a Seller for all purposes under this Agreement; provided further, that the parties hereto acknowledge that any sale by Fortress is subject to the co-sale rights of Columbia set forth in the Columbia SPA.

Section 9.8          Directors’ and Officers’ Indemnification and Insurance.

(a)          The Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the Signing Date or who becomes prior to the Acquisition Closing an officer or director of the Company (each an “Indemnified Person”) as provided in the certificate of incorporation (including any certificate of designations) or by-laws of the Company, in each case as in effect on the Signing Date, or pursuant to any other contracts in effect on the Signing Date, shall survive the Acquisition Closing and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim.

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(b)          For six (6) years after the Acquisition Closing, to the fullest extent permitted under applicable law, the Buyer and the Company (the “Indemnifying Persons”) shall indemnify, defend, and hold harmless each Indemnified Person against all losses, claims, damages, liabilities, fees, expenses, judgments, and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Acquisition Closing (including in connection with the transactions contemplated by this Agreement), and shall reimburse each Indemnified Person for any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments, and fines as such expenses are incurred, subject to the Company’s receipt of an undertaking by such Indemnified Person to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to be indemnified under applicable Legal Requirements; provided, however, that the Buyer and the Company will not be liable for any settlement effected without the Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed).

(c)          The Company shall, and the Buyer shall cause the Company to: (i) maintain in effect for a period of six (6) years after the Acquisition Closing, if available, the current policies of directors’ and officers’ liability insurance maintained by the Company immediately prior to the Acquisition Closing (provided, that the Company may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the Signing Date); or (ii) obtain as of the Acquisition Closing “tail” insurance policies with a claims period of six (6) years from the Acquisition Closing with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred before or at the Acquisition Closing (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Buyer or the Company be required to expend an annual premium for such coverage in excess of 200 percent of the last annual premium paid by the Company for such insurance prior to the Signing Date, which amount is determined in accordance with Schedule 9.8 (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Company will obtain, and Buyer will cause the Company to obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

(d)          The obligations of the Buyer and the Company under this Section 9.8 shall survive the consummation of the Acquisition and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 9.8 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 9.8 applies shall be third party beneficiaries of this Section 9.8, each of whom may enforce the provisions of this Section 9.8).

(e)          In the event that, after the Buyer, the Company or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 9.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to applicable Legal Requirements, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 9.8 is not prior to, or in substitution for, any such claims under any such policies.

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Section 9.9          Anti-Dilution. If during the Pre-Closing Period, either the Sellers or the Company take any action (whether or not permitted by this Agreement) that would reduce the Buyer’s equity interest in the Company below 19.9% of the Fully Diluted Capitalization as of such time, then the Company shall issue the requisite number of Class B Preferred Shares to the Buyer to increase the Buyer’s equity interest in the Company to 19.9% of the Fully Diluted Capitalization.

Section 9.10        Tax Matters.

(a)          Transfer Taxes arising from the Acquisition shall be borne by the Sellers. “Transfer Taxes” means all sales, use, real property transfer, real property gains, transfer, stamp, registration, documentary, recording or similar Taxes, together with any interest thereon, penalties, fines, costs, fees or additions to Tax. If the Buyer is required to file any Tax Return related to Transfer Taxes, the Buyer shall file such Tax Return and pay any Transfer Taxes and the applicable Sellers shall reimburse the Buyer for its share of Transfer Taxes within ten (10) days of written request.

(b)          At or prior to the Acquisition Closing, the Company shall deliver to the Buyer (or its designee) a certificate(s), duly executed and acknowledged, in form and substance reasonably satisfactory to the Buyer, certifying that transaction is exempt from withholding under Section 1445 of the Code in accordance with Treasury Regulations under Sections 897 and 1445 of the Code, together with evidence reasonably satisfactory to the Buyer that the Company has provided notice, if applicable, to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2). If the Buyer (or its designee) does not receive the certification and evidence of filing of the notice as described above at or prior to the Acquisition Closing, the Buyer shall be permitted to withhold from the payments to be made pursuant to this Agreement any required withholding Tax under Section 1445 of the Code.

(c)          During the Pre-Closing Period: (i) the Company shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Company that are required to be filed prior to or on the date of the Acquisition Closing and such Tax Returns shall be complete and correct in all material respects and shall be prepared in a manner consistent with past practices of the Company and that does not distort taxable income; provided that no such Tax Returns shall be filed with any Governmental Authority without the Buyer’s prior written consent; (ii) the Company shall timely pay all Taxes due and payable in respect of such Tax Returns, except for Taxes that are being contested in good faith through appropriate proceedings and for which appropriate reserves have been established on the books of the Company; (iii) the Company shall promptly notify the Buyer of written or, to the knowledge of the Company, unwritten notice of any Tax Proceeding pending against or with respect to the Company and will not settle or compromise any such Tax Proceeding without the Buyer’s prior written consent; and (iv) the Company shall not, without the prior written consent of the Buyer, make, revoke or change any Tax election, adopt or change (or request with any Governmental Authority to change) any material aspect of any Tax accounting method or period, file any amended Tax Return, enter into any closing agreement or settlement, settle or compromise any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, or take any other action or omit to take any reasonable action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of increasing the Tax liability of the Buyer or any of its Affiliates (including, after the Closing, the Company) or reducing any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Buyer or any of its Affiliates (including, after the Closing, the Company), without the prior written consent of the Buyer.

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(d)        All Taxes of the Company relating to any Tax period that begins on or before and ends after the date of the Acquisition Closing (such Tax period, a “Straddle Period”) shall be apportioned to, and be the responsibility of, the Sellers as follows: (i) real, personal and intangible property taxes (“Property Taxes”) for the portion of the Straddle Period ending on (and including) the date of the Acquisition Closing shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the total number of days in the Straddle Period; and (ii) Taxes (other than Property Taxes) for the portion of the Straddle Period shall be computed as if such taxable period ended as of the close of business on the date of the Acquisition Closing, provided that exemptions, allowances, deductions that are calculated on an annual or other periodic basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending as of the close of business on the date of the Acquisition Closing and the period after the date of the Acquisition Closing in proportion to the number of days in each such period. For purposes of allocating income or loss to a Tax period (or portion thereof, if a Straddle Period) ending on or before the date of the Acquisition Closing, in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flow-through” entity, the “flow-through” income or loss attributable to an equity interest in such “flow-through” entity shall be determined as if a taxable period of such partnership or other “flow-through” entity ended as of the close of business on the date of the Acquisition Closing.

(e)         Any and all Tax sharing, Tax allocation, Tax indemnity or similar agreements, arrangements, or practices (including any advance pricing agreement, closing agreement or other similar written agreement relating to Taxes with any Governmental Authority) to which the Company is a party or otherwise subject shall be terminated as of the date of the Acquisition Closing and after that date none of the Buyer or any Affiliate of the Buyer, including the Company, shall be bound thereby, have any liability thereunder, or be obligated to make any payment thereunder.

(f)           On or before the date of the Acquisition Closing, the Company and the Representative shall provide the Buyer, and any other Person designated by the Buyer, the information described under Treasury Regulations Section 1.6045A-1 with respect to the Company securities being acquired pursuant to the Acquisition, including (i) whether or not a particular security is a “covered security” under the applicable Treasury Regulations and (ii) if a security is a “covered security”, each security holder’s date of acquisition of, and cost basis in, the applicable security, and any other information that is required, or reasonably requested, by Buyer or its designee to comply with the Buyer or its designee’s tax reporting obligations under the Code and Treasury Regulations, including IRS Form 1099-B reporting requirements.

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(g)          The Buyer, the Sellers and the Representative, as the case may be, shall reasonably cooperate, and shall cause their respective Affiliates, directors, officers, employees, agents, auditors and other representatives to reasonably cooperate, in preparing and filing all Tax Returns and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including by maintaining and making available to each other all records reasonably necessary in connection with Taxes and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such matters. The Representative further agrees that (i) if the Buyer determines that IRS Form 1099-B or IRS Form 1099-INT reporting is required in connection with the transactions contemplated by this Agreement, the Representative shall provide such information and assistance to the Buyer as is required for any such Forms to be properly completed and timely issued, and (ii) the Representative shall not undertake any tax reporting on IRS Form 1099-B or IRS Form 1099-INT with respect to the transactions contemplated by this Agreement without prior consultation and approval of the Buyer, in which case the form and substance of such reports shall be subject to the written approval of the Buyer prior to issuance.

Section 9.11        Payoff Letters. The Company shall obtain, no later than two (2) Business Days prior to the Acquisition Closing, payoff letters (the “Payoff Letters”) in form reasonably satisfactory to Buyer from the holders (or the agents for such holders) of any Indebtedness of the Company as of immediately prior to the Acquisition Closing, and all documents related thereto (including any credit agreements, pledge agreements, security agreements, notes and guarantees) and all Encumbrances securing such Indebtedness shall be released or terminated upon the repayment of such Indebtedness in accordance with the terms of such payoff letters. Each Payoff Letter shall set forth the principal amount of the obligation, any prepayment premiums or fees or termination fees with respect thereto, any accrued interest thereon and any expense reimbursement or other amounts due in respect thereof, shall provide wire instructions and shall provide for the release of, or authorize the Company to release, all Encumbrances associated with such Indebtedness and the termination of all other obligations associated therewith upon the payment of such outstanding amounts.

Section 9.12        Additional Investor Rights. If the Company issues securities after the Signing Date that (a) have rights, preferences or privileges that are more favorable than the terms of the Class B Preferred Shares or (b) provide the applicable investors other contractual terms such as registration rights, the Company shall provide substantially equivalent rights to the Buyer with respect to the Class B Preferred Shares, subject to the Buyer’s execution of any documents, including, if applicable, investor rights, co-sale, voting, and other agreements, executed by the investors purchasing such securities.

Section 9.13        Patent Application Prosecutions. During the Pre-Closing Period, the Company shall keep the Buyer reasonably informed with regard to the prosecution of any Company Patent applications (including submitting for discussion and comments any preparatory documents in relation thereto) and shall consult with and consider in good faith the Buyer’s comments, requests and suggestions with respect to such documents and strategies for prosecuting any such Company Patent applications.

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Section 9.14        Key License Agreement. During the Pre-Closing Period, the Company will maintain the Key License Agreement in full force and effect and shall not breach or default on any of the provisions set forth therein. The Company will not amend the Key License Agreement without the advance written consent of the Buyer.  The Company will promptly inform the Buyer in the event of any breach or suspected breach of the Key License Agreement by any party.

Section 9.15        Information Rights.

(a)          As soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, the Company shall provide the Buyer (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing.

(b)          As soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, the Company shall provide the Buyer unaudited statements of income and cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments; and (ii) not contain all notes thereto that may be required in accordance with GAAP).

Article 10.
CONDITIONS PRECEDENT, WAIVER, AND TERMINATION PROVISIONS OF THE ACQUISITION

Section 10.1       Conditions Precedent to Performance of the Parties. The obligations of the parties to consummate the Acquisition are subject to fulfillment, at or prior to the Acquisition Closing, of each of the following conditions:

(a)          Exercise of Purchase Option: The Buyer shall have exercised its Purchase Option pursuant to Section 2.3;

(b)          Regulatory Requirements: Any applicable waiting period (and any extension thereof) under the HSR Act will have expired or terminated early; and

(c)          No Order: No Governmental Authority will have enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order that is in effect and has the effect of making the Acquisition illegal or otherwise restraining or prohibiting its consummation.

Section 10.2        Conditions Precedent to Performance of the Sellers and the Company. The obligations of the Sellers and the Company to consummate the Acquisition will be subject to the fulfillment or written waiver, at or prior to the Acquisition Closing, of the following conditions:

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(a)          Agreements and Covenants: The agreements and covenants contained in this Agreement and the Ancillary Agreements to be complied with by the Buyer on or before the Acquisition Closing shall have been complied with in all material respects; and

(b)          Accuracy of Representations and Warranties: The representations and warranties of the Buyer contained in Article 6 shall be true and correct in all material respects as of the Acquisition Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date).

Section 10.3      Conditions Precedent to Performance of Buyer. The obligations of the Buyer to consummate the Acquisition will be subject to the fulfillment or written waiver, at or prior to the Acquisition Closing, of the following conditions:

(a)          Agreements and Covenants: The agreements and covenants contained in this Agreement and the Ancillary Agreements (other than those to be performed by the Buyer) to be complied with on or before the Acquisition Closing shall have been complied with in all material respects;

(b)          Accuracy of Representations and Warranties: (x) the Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the date of the Acquisition Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (y) all other representations and warranties of the Company and the Sellers contained in this Agreement shall be true and correct (disregarding all qualifications and exceptions contained therein relating to materiality, Material Adverse Effect, or any similar standard or qualification) in all material respects as of the Signing Date and as of the date of the Acquisition Closing with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

(c)          Material Adverse Effect: Since the Signing Date, no Material Adverse Effect shall have occurred and no event shall have occurred that is reasonably likely to have a Material Adverse Effect;

(d)          The Buyer shall have received a certificate dated the date of the Acquisition Closing and signed by the Representative (on behalf of the Sellers) and an authorized officer of the Company, in his or her capacity thereof, certifying that the conditions specified in Sections 10.3(a)-(c) have been satisfied;

(e)          The Ancillary Agreements containing rights or obligations surviving the Acquisition Closing shall be in full force and effect;

(f)           The Company shall have delivered to the Buyer a resignation from each member of the Company Board and all officers of the Company, unless otherwise specified by the Buyer no later than three (3) Business Days prior to the Acquisition Closing;

(g)          The release, in the form attached as Exhibit K hereto, shall have been duly executed by the Sellers and the Company and delivered to the Buyer;

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(h)          All authorizations, consents or approvals of any and all Governmental Authorities (except as contemplated by Section 10.1(b)) and third parties necessary for the consummation of the transactions contemplated hereby shall have been obtained and be in full force and effect;

(i)           The Buyer shall have received the Payoff Letters in accordance with Section 9.11;

(j)           The Sellers shall have delivered to the Buyer a certificate dated as of the Acquisition Closing pursuant to Treasury Regulations Section 1.1445-2(b) in form and substance reasonably satisfactory to the Buyer, certifying that none of them are foreign persons within the meaning of Section 1445 of the Code;

(k)          The Company shall have delivered to the Buyer a certificate evidencing the good standing of the Company in its jurisdiction of incorporation as of a recent date;

(l)           The Company shall have delivered to the Buyer certificates evidencing the qualification of the Company to do business as a foreign corporation as of a recent date in each jurisdiction outside of its jurisdiction of organization where it conducts business; and

(m)          The Company and the Sellers shall have delivered to the Buyer all other certificates, documents and instruments that are reasonably requested by the Buyer.

Section 10.4       Waiver; Determination of Satisfaction of Conditions. The Representative may waive all or any of the conditions set forth in Section 10.2 and the Buyer may waive all or any of the conditions set forth in Section 10.3, but neither the Buyer nor the Representative may waive the conditions set forth in Section 10.1.

Section 10.5        Termination of the Acquisition.

(a)          The Acquisition may be terminated at any time after the Buyer’s exercise of the Purchase Option prior to the Acquisition Closing:

(1)          by the Buyer for any reason and in its sole discretion;

(2)          by the Representative if the Acquisition Closing has not occurred within six (6) months after the exercise by the Buyer of its Purchase Option (the “Termination Date”) because the conditions in Sections 10.1, 10.2 or 10.3 have not been met (provided, that the right to terminate this Agreement pursuant to this Section 10.5(a)(2) shall not be available to the Representative if the Company’s or any Seller’s breach of this Agreement has materially contributed to the failure of the Acquisition Closing to occur); provided, however, that the Termination Date shall be extended to the date that is twelve (12) months after the exercise by the Buyer of its Purchase Option if on the Termination Date the condition set forth in Section 10.1(b) has not been satisfied but all other conditions to the Acquisition Closing are satisfied or waived (other than those conditions that are by their nature to be satisfied by action taken at the Acquisition Closing);

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(3)          by either the Representative or the Buyer in the event that any Governmental Authority has enacted, issued, enforced or entered into any statute, rule, regulation, injunction or other order, restraining, enjoining or otherwise prohibiting the Acquisition that has become final and non-appealable; or

(4)          by the mutual written consent of the Company and Buyer.

(b)          The Acquisition may be terminated at any time prior to the Acquisition Closing by the Buyer for any reason and in its sole discretion after the payment of all Funding Payments contemplated by Section 2.2, or the Buyer’s good faith determination, after consultation with the Representative, that no further Funding Payments shall be required to be made pursuant to Section 2.2.

Article 11.
INDEMNIFICATION

Section 11.1        Indemnification of Buyer Indemnified Parties. From and following the Acquisition Closing and subject to the limitations contained in this Article 11, each of the Buyer, the Company and their respective officers, directors, employees, agents, Affiliates, successors and assigns (each a “Buyer Indemnified Party”) shall be indemnified and held harmless by the Sellers, severally and not jointly, based on each Seller’s Pro Rata Share, from and against all Damages incurred by the Buyer Indemnified Parties to the extent based upon, arising out of, with respect to or by reason of:

(a)          any breach of any representation or warranty of the Sellers or the Company contained in this Agreement or any Ancillary Agreement (provided that such indemnification in respect of a breach of a representation or warranty of a Seller contained in Article 7 may only be recovered against such Seller, including the portion of the Escrow Fund attributable to such Seller), in each case as such representation or warranty would read if all qualifications as to materiality, Material Adverse Effect or other similar qualification were deleted therefrom;

(b)          any breach of any covenant of the Sellers or the Company contained in this Agreement or any Ancillary Agreement; or

(c)          any (i) Taxes of the Company for all Tax periods ending on or before the date of the Acquisition Closing and for the portion of any Straddle Period ending on the date of the Acquisition Closing as determined pursuant to Section 9.10(d), (ii) any Transfer Taxes, (iii) any Taxes imposed on the Company (or any successor thereto), (A) as a transferee or successor, (B) pursuant to any Contract or other relationship existing at any time prior to the Acquisition Closing, or (C) as a result of the provisions of Treasury Regulation Section 1.1502-6 or the analogous provisions of any state, local or foreign Legal Requirements; (iv) Taxes related to any untaxed foreign earnings pursuant to Section 965 of the Code; (v) Taxes due to any inaccuracy of a representation or warranty in this Agreement related to Taxes; (vi) Taxes attributable to the failure by the Company or any Seller to perform any covenant or agreement in this Agreement relating to Taxes or any inaccuracy in any certificate, instrument or agreement delivered by or on behalf of the Company or any Seller pursuant to this Agreement relating to Taxes; and (vii) withholding Taxes attributable to payments made to any Seller under this Agreement (for which the applicable Seller shall indemnify the Buyer Indemnified Parties).

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(d)          Any breach of Section 5.18 or Section 7.6.

Section 11.2        Indemnification of Seller Indemnified Parties. From and following the Acquisition Closing and subject to the limitations contained in this Article 11, each of the Sellers and their respective officers, directors, employees, agents, Affiliates, successors and assigns (each a “Seller Indemnified Party”) shall be indemnified and held harmless by the Buyer from and against all Damages incurred by the Seller Indemnified Parties to the extent based upon, arising out of, with respect to or by reason of:

(a)          any breach of any representation or warranty of the Buyer contained in this Agreement or any Ancillary Agreement, in each case as such representation or warranty would read if all qualifications as to materiality or material adverse effect or other similar qualification were deleted therefrom; or

(b)          any breach of any covenant of the Buyer contained in this Agreement or any Ancillary Agreement.

Section 11.3        Indemnification Procedures.

(a)          The party making a claim under this Article 11 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Article 11 is referred to as the “Indemnifying Party”. For purposes of this Article 11, (i) if any Buyer Indemnified Party comprises the Indemnified Party, any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Representative (on behalf of the Sellers), and (ii) if the Buyer comprises the Indemnifying Party, any references to the Indemnified Party shall be deemed to refer to the Representative. Any payment received by the Representative as the Indemnified Party shall be distributed to the Sellers in accordance with this Agreement. If any Indemnified Party receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which a claim for indemnification may be made under this Article 11  (a “Third Party Claim”) or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnity, and such Indemnified Party intends to seek indemnity pursuant to this Article 11, such Indemnified Party shall promptly provide the Indemnifying Party with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not prohibit such Indemnified Party from seeking indemnification hereunder, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall be entitled to participate in the defense of a Third Party Claim and, to the extent that it wishes, to assume the defense of a Third Party Claim, if, within thirty (30) days from receipt of any such notice of a Third Party Claim, the Indemnifying Party provides written notice to the Indemnified Party that the Indemnifying Party intends to undertake such defense; provided, however, that if the Third Party Claim (x) involves a Governmental Authority, potential criminal liability or is reasonably likely to have a material adverse effect on any other matter beyond the scope or limits of the indemnification obligation of the Indemnifying Party or (y) seeks specific performance or injunctive or other equitable relief, then the Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim by providing written notice to the Indemnifying Party. If the Indemnifying Party has assumed the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel in any such action and to participate in (but not control) the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party reasonably determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.3(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. The Representative and the Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

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(b)          Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.3(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.3(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

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(c)          This Section 11.3(c) and not Section 11.3(a) or Section 11.3(b) shall apply with respect to Tax Claims. After the Acquisition Closing, the Buyer Indemnified Party and the Representative shall promptly notify the other party in writing upon receipt (in the case of the Representative, by either the Representative or any Seller) of any written notice of any pending or threatened audit or assessment, suit, proposed adjustment, deficiency, dispute, administrative or judicial proceeding or similar claim relating to Taxes with respect to damages for which a Buyer Indemnified Party may be indemnified under this Agreement (a “Tax Claim”). Failure of the Buyer Indemnified Party to give such notice will not prohibit such Buyer Indemnified Party from seeking indemnification hereunder, except if and to the extent that the Representative, acting on behalf of the Sellers, is materially prejudiced thereby. The Buyer Indemnified Party will control, without affecting its or any other Indemnified Person’s rights to indemnification under this Agreement, the defense of all Tax Claims; provided, however, that the Representative and its counsel (at the Representative’s sole expense) may participate in (but not control the conduct of) the defense of any such Tax Claim, and provided further that the Buyer Indemnified Party may not settle or compromise any Tax Claim relating to a taxable period that ends on or before the date of the Acquisition Closing or, with respect to any Straddle Period, the portion of such taxable period ending on and including the date of the Acquisition Closing, without the Representative’s consent (not to be unreasonably withheld, conditioned or delayed).

(d)          Any claim by an Indemnified Party on account of a Damage which does not result from a Third Party Claim or Tax Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is materially prejudiced thereby. Such notice by the Indemnified Party shall state the nature, basis and the amount of the Direct Claim, to the extent known, along with copies of the relevant documents evidencing such Direct Claim and the basis for indemnification sought. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such Direct Claim.

Section 11.4        Limitations on Indemnification.

(a)          Notwithstanding anything in this Agreement to the contrary (and except as provided in Section 11.4(d)), (i) the Buyer Indemnified Parties shall not be entitled to assert any claim for indemnification under Section 11.1(a) unless and until the aggregate liability for Damages suffered by the Buyer Indemnified Parties thereunder exceeds one-half a percent (0.5%) of the Baseline Purchase Price (the “Threshold”); provided that in the event that the aggregate liability for Damages exceeds the Threshold, the Buyer Indemnified Parties shall be entitled to recover for all such Damages; (ii) the aggregate amount of all Damages for which the Sellers shall be liable for indemnification under Section 11.1(a) shall not exceed ten percent (10%) of the Baseline Purchase Price (the “Cap”); and (iii) the maximum aggregate liability of each Seller under Section 11.1 shall not exceed, except in the case of fraud, in the aggregate the net amount of consideration paid to such Seller hereunder.

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(b)          Notwithstanding anything in this Agreement to the contrary, (i) the Seller Indemnified Parties shall not be entitled to assert any claim for indemnification under Section 11.2(a) unless and until the aggregate liability for Damages suffered by the Seller Indemnified Parties thereunder exceeds the Threshold; provided, that in the event that the aggregate liability for Damages exceeds the Threshold, the Seller Indemnified Parties shall be entitled to recover for all such Damages; and (ii) the aggregate amount of all Damages for which the Buyer shall be liable for indemnification under Section 11.2(a) shall not exceed the Cap.

(c)          Except as provided in Section 11.4(d), amounts payable to the Buyer Indemnified Parties as a result of any claim for indemnification under Section 11.1(a) shall, at the sole discretion of the Buyer, either (x) be set off against any Earn-Out Payments that are otherwise payable after the date of such claim or (y) be paid out of the Escrow Fund to the extent of available funds therein. Except with respect to any claim based on, arising out of, or relating to, any Fundamental Representation (“Fundamental Claim”), recovery from the Escrow Fund and set off against Earn-Out Payments shall be the sole and exclusive remedies of the Buyer Indemnified Parties for any claims for indemnification arising under Section 11.1(a).

(d)          Notwithstanding any provision herein to the contrary, the restrictions and limitations set forth in Section 11.4(a)(i), Section 11.4(a)(ii) and Section 11.3(c) shall not be applicable to any claim pursuant to Section 11.1(a) to the extent arising out of a Fundamental Claim. Any amounts payable to Buyer Indemnified Parties under Section 11.1 (other than Section 11.1(a)) shall, at the option of the Buyer (x) be set off against any Earn-Out Payments that are otherwise payable after the date of such claim, (y) be paid out of the Escrow Funds to the extent of available funds therein or (z) be recoverable directly from the Sellers.

(e)          The amount of any Damages that any Buyer Indemnified Party is entitled to receive pursuant to this Article 11 shall be reduced by any related recoveries which such Buyer Indemnified Party actually receives under applicable insurance policies or from any other Person alleged to be responsible for any such Damages. If a Buyer Indemnified Party actually receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment being made by the Sellers hereunder or by set-off against an Earn-Out Payment or other payment hereunder, then such Buyer Indemnified Party shall promptly pay to the Representative for distribution to the Sellers (in accordance with their Pro Rata Share) an amount equal to such indemnification payment, up to the amount received by the Buyer Indemnified Party, net of any previously unpaid or unreimbursed expenses incurred by such Buyer Indemnified Party in collecting such amount and the aggregate increase in insurance premiums that are directly and proximately caused by such Damages.

(f)           Subject to Section 12.10, each of the parties hereto hereby acknowledges and agrees that, solely to the extent that the Acquisition Closing occurs, its sole and exclusive remedy with respect to any and all claims and Damages relating to or arising from this Agreement or the transactions contemplated hereby (other than claims of, or causes of action arising from, fraud) shall be governed by, and subject to, the terms and provisions set forth in this Article 11.

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Section 11.5        Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Investment Closing and the Acquisition Closing and shall remain in full force and effect until the date that is two (2) years after the date of the Acquisition; provided, that the Fundamental Representations shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; provided, further, that the representations and warranties and covenants contained in Section 5.18 and Section 7.6 shall survive indefinitely. All other covenants and agreements of the parties contained herein shall survive the Investment Closing and the Acquisition Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period, or within sixty (60) days after the applicable survival period in the case of indemnification under Section 11.1(c), shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 11.6        Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party's right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 10.2 or Section 10.3, as the case may be.

Section 11.7        Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the applicable purchase price for Tax purposes, unless otherwise required by Legal Requirement.

Article 12.
MISCELLANEOUS

Section 12.1        Entire Agreement. This Agreement and the Ancillary Agreements, together with the Schedules and all other documents referred to herein, constitute the entire agreement between the parties with respect to the subject matter of this Agreement and the Ancillary Agreements and supersede any and all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties with respect to the subject matter of this Agreement and the Ancillary Agreements, with the exception of the mutual confidentiality agreement between the Company and the Buyer, dated July 19, 2017 (the “Confidentiality Agreement”), to which Section 12.8 applies. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto.

Section 12.2        Transaction Costs. Except as otherwise provided herein, the parties to this Agreement will pay their own costs and expenses (including legal, accounting and other fees) relating to this Agreement.

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Section 12.3        Modifications. Any amendment or modification to this Agreement, including this undertaking itself, shall only be valid if effected by an instrument or instruments in writing and shall be effective against each of the parties hereto that has signed such instrument or instruments. The parties agree that they jointly negotiated and prepared this Agreement and the Ancillary Agreements and that neither this Agreement nor any Ancillary Agreement will be construed against any party on the grounds that such party prepared or drafted the same.

Section 12.4        Notices.

Notices will be deemed to have been received (a) upon receipt of a registered letter, (b) three (3) Business Days following proper deposit with an internationally recognized express overnight delivery service, or (c) in the case of transmission by email, as of the date so transmitted (or if so transmitted after normal business hours at the place of the recipient, on the Business Day following such transmission):

If to the Company:

*

*

*

Attn: *

Email: *

With a copy (which shall not constitute notice) to:

*

*

*

Attn: *

Email: *

If to Buyer:

*

*

*

Attn: *

Email: *

With a copy (which shall not constitute notice) to:

*

*

*

Attn: *

Email: *

If to the Representative:

*

*

*

Attn: *

Email: *

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With a copy (which shall not constitute notice) to:

*

*

*

Attn: *

Email: *

or to such other address as may be hereafter communicated in writing by the parties in a notice given in accordance with this Section 12.4.

Section 12.5        Public Announcements. Except as required by Legal Requirements or by the requirements of any stock exchange on which the securities of a party hereto or any of its Affiliates are listed, no party to this Agreement will make, or cause to be made, any press release or public announcement in respect of this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby or otherwise communicate with any news media with respect to the foregoing without prior notification to the other parties, and the parties to this Agreement will consult with each other and cooperate as to the form, timing and contents of any such press release, public announcement or disclosure.

Section 12.6        Severability. Each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement is found to be unenforceable or invalid under applicable Legal Requirements, such provision will be ineffective only to the extent of such unenforceability or invalidity, and the parties will negotiate in good faith to modify this Agreement so that the unenforceable or invalid provision is replaced by such valid and enforceable provision which the parties consider, in good faith, to match as closely as possible the invalid or unenforceable provision and to achieve the same or a similar economic effect and to give effect to the parties’ original intent. The remaining provisions of this Agreement will continue to be binding and in full force and effect.

Section 12.7        Assignment. No party hereto may assign, in whole or in part, or delegate all or any part of its rights, interests or obligations under this Agreement without the prior written consent of the other party. Any assignment or delegation made without such consent will be void. Notwithstanding the foregoing, the Buyer shall be entitled to (a) assign its rights under this Agreement to any one of its Affiliates and (b) assign any or all of its rights and obligations under this Agreement (in whole or in part) as collateral security in a financing transaction; provided that no such assignment shall release the Buyer from its obligations under this Agreement.

Section 12.8        Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated herein by reference and will continue in full force and effect until expiration or termination in accordance with the terms therein.

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Section 12.9        Governing Law. This Agreement, any claims or causes of action pursuant to it, and the transactions contemplated hereby will be governed by and construed in accordance with the laws of the State of Delaware, without regard for its principles of conflict of laws.

Section 12.10     Specific Performance. Each party acknowledges and agrees that the other party would be irreparably damaged if the provisions of this Agreement are not performed in accordance with their terms and that any breach of this Agreement and the non-consummation of the transactions contemplated hereby by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any remedy to which such other party may be entitled under Section 12.11, provisional measures and injunctive relief necessary to protect the ability of each party to seek specific performance from the other from the tribunal referred to in Section 12.11 can be sought from any court of competent jurisdiction. Each of the parties hereto (i) agrees that it shall not oppose the granting of any such relief and (ii) hereby irrevocably waives any requirement for the security or posting of any bond in connection with any such relief (it is understood that clause (i) of this sentence is not intended to, and shall not, preclude any party hereto from litigating on the merits the substantive claim to which such remedy relates).

Section 12.11      Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the federal courts sitting in the State of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 12.4 or in such other manner as may be permitted by applicable Legal Requirements, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 12.11; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Legal Requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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Section 12.12     Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.12.

Section 12.13      Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition, and no waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty, covenant or agreement hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, and no waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 12.14      Counterparts; Facsimile Signature. This Agreement may be executed in one (1) or more counterparts, by original or facsimile (or other such electronically transmitted) signature, each of which will be deemed an original, but all of which will constitute one and the same instrument.

Section 12.15      Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable Legal Requirements.

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Section 12.16     Interpretation. (a) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (d) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (e) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (f) wherever the word “include”, “includes”, or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (g) references herein to any gender include each other gender; (h) the word “or” shall not be exclusive; (i) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (j) any references herein to any Governmental Authority shall be deemed to also be a reference to any successor Governmental Authority thereto; (k) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (l) all references to “dollars” or “$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement; (m) when calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; and (n) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 12.17      Representative.

(a)          By entering into this Agreement, each Seller hereby irrevocably authorizes and appoints Fortress as the “Representative” for all purposes under this Agreement and as such Seller’s representative, agent and attorney-in-fact for all purposes in connection with this Agreement and the agreements ancillary hereto, with full authority to act on behalf of, and to bind, each such Person for purposes of this Agreement and the agreements ancillary hereto, and the Representative hereby accepts such appointment; provided, however, that the Representative shall not have authority to amend, waive or otherwise modify the provisions of Section 11.4(a)(iii) hereof or to take any action described in Section 12.18. The Buyer shall be entitled to deal exclusively with the Representative on all such matters and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Seller by the Representative, and on any other action taken or purported to be taken on behalf of any Seller by the Representative, as being fully binding upon such Seller. Notices or communications to or from the Representative shall constitute notice to or from each of the Sellers. The provisions of this Section 12.17, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one of the Sellers, or by operation of law, whether by death or other event.

(b)          The Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Sellers according to each Seller’s pro rata share of equity interest in the Company as of the date thereof (the “Majority Holders”); provided, however, in no event shall the Representative resign or be removed without the Majority Holders having first appointed a new Representative who shall assume such duties immediately upon the resignation or removal of the prior Representative. In the event of the death, incapacity, resignation or removal of the Representative, a new Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Representative shall be sent to the Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by the Buyer; provided that until such notice is received, the Buyer shall be conclusively entitled to rely on the decisions and actions of the prior Representative as described in Section 12.17(a) above.

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Section 12.18     Columbia. Notwithstanding anything to the contrary in this Agreement or in any document, instrument or agreement to be executed and delivered pursuant hereto, but subject to the last sentence of this Section 12.18: (a) the respective rights and obligations of the parties to the Key License Agreement are not, and will not be, affected by this Agreement or any such document, instrument or agreement, and Columbia is not, and will not be, required to amend, waive or otherwise modify the Key License Agreement; (b) Columbia will not be subject to any non-compete or other restrictive covenant (other than Section 9.3 and Section 9.7 hereof as in effect on the Signing Date); (c) Columbia is not, and will not be, required to act under Sections 2.3(b), 9.4(a) and 9.5 hereof in any capacity other than as a stockholder of the Company, or to incur more than a nominal expense, except as provided in Article 11 hereof; (d) Section 11.4(a)(iii) hereof may not be amended, waived or otherwise modified as to Columbia without Columbia’s written consent; (e) this Section 12.18 may not be amended, waived or otherwise modified without the written consent of Columbia; and (f) the Representative does not, and will not, have, the authority (i) to amend, waive or otherwise modify the Key License Agreement or the Columbia SPA on behalf of Columbia, (ii) to subject Columbia to any non-compete or other restrictive covenant (other than Section 9.3 and Section 9.7 hereof, as in effect on the Signing Date), (iii) to require Columbia to act or refrain from acting under Sections 2.3(b), 9.4(a) and 9.5 hereof in any capacity other than as a stockholder of the Company, or to incur more than a nominal expense, except as provided in Article 11 hereof; (iv) to amend, waive or otherwise modify Section 11.4(a)(iii) hereof as to Columbia without Columbia’s written consent; or (v) to amend, waive or otherwise modify this Section 12.18. Notwithstanding anything in the foregoing to the contrary, Columbia agrees and acknowledges its obligations to sell, transfer, assign and deliver to the Buyer all Company Shares owned, of record and/or beneficially, by Columbia at the time of the Acquisition Closing in the event that the Buyer exercises its Purchase Option pursuant to Section 2.3.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

THE COMPANY:

Caelum Biosciences, Inc.

By:	/s/ Michael Spector
Name: Michael Spector
Title: CEO

[Company Signature Page to Development, Option and Stock Purchase Agreement]

THE BUYER:

Alexion Pharmaceuticals, Inc.

By:	/s/ Aradhana Sarin
Name: Aradhana Sarin
Title: SVP, Strategy & Business Development

[Buyer Signature Page to Development, Option and Stock Purchase Agreement]

THE Representative:

fortress biotech, inc.

By:	/s/ Lindsay Rosenwald
Name: Lindsay A. Rosenwald, M.D.
Title: President & CEO

[Representative Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Orin Herskowitz
Name:	Columbia University
By:	Orin Herskowitz
Title:	Exec. Dir., CTV

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Lindsay Rosenwald
Name:	Fortress Biotech, Inc.
By:	Lindsay A. Rosenwald, M.D.
Title:	President & CEO

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Michael A. Mullen
Name:	National Holdings Corp.
By:	Michael A. Mullen
Title:	Executive Chairman, NSC

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ George Avgerinos
Name:	George Avgerinos

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ David Barrett
Name:	David Barrett

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Samuel Berry
Name:	Samuel Berry

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Nikhil Bhambi
Name:	Nikhil Bhambi

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Craig Bonn
Name:	Craig Bonn

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Paul Brooke
Name:	Paul Brooke

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Mary Campos
Name:	Mary Campos

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Kenneth Cappell
Name:	Kenneth Cappell

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Robert Criscola
Name:	Robert Criscola

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Martin Goldman
Name:	Martin Goldman

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Dr. Leonid Gorelik
Name:	Dr. Leonid Gorelik

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Tim Hillman
Name:	Tim Hillman

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Robyn Hunter
Name:	Robyn Hunter

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Yune Kunes
Name:	Yune Kunes

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Dr. Suzanne Lentzsch
Name:	Dr. Suzanne Lentzsch

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Terry Manning
Name:	Terry Manning

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Roger Monteforte
Name:	Roger Monteforte

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Michael Mullen
Name:	Michael Mullen

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Jill Myers
Name:	Jill Myers

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ William Natbony
Name:	William Natbony

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Dr. Jeffrey Paley
Name:	Dr. Jeffrey Paley

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Michael Phillips
Name:	Michael Phillips

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Joon Rhee
Name:	Joon Rhee

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Jonathan Rich
Name:	Jonathan Rich

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Lindsay Rosenwald, M.D.
Name:	Lindsay Rosenwald, M.D.

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Nova Silver
Name:	Nova Silver

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Susan Sobolov
Name:	Susan Sobolov

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Dr. Alan Solomon
Name:	Dr. Alan Solomon

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Michael Spector
Name:	Michael Spector

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Jennifer Talbot
Name:	Jennifer Talbot

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Robert Todd
Name:	Robert Todd

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Stuart Updegrove
Name:	Stuart Updegrove

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Harlan Weisman, M.D.
Name:	Harlan Weisman, M.D.

[Seller Signature Page to Development, Option and Stock Purchase Agreement]

SELLER:

By:	/s/ Michael Weiss
Name:	Michael Weiss

[Seller Signature Page to Development, Option and Stock Purchase Agreement]